Exhibit 99.1
Item 2. Properties
As of December 31, 2005, the Company owns and/or manages 72 medical office buildings and healthcare related facilities, 45 of which are wholly owned, eight of which are jointly owned with unaffiliated third parties and managed through the TRS, 19 of which are managed for third parties through the TRS (17 of which are for clients with whom the Company has an existing investment relationship). Medical office buildings typically contain suites for physicians and physician practice groups and also may include facilities that provide hospitals with ancillary and outpatient services, such as ambulatory surgery centers, imaging and diagnostic centers (offering diagnostic services not typically provided in physician offices or clinics), rehabilitation centers, kidney dialysis centers and cancer treatment centers. The Company’s aggregate portfolio contains an aggregate of approximately 3.5 million net rentable square feet of as of December 31, 2005. As of December 31, 2005, the Company’s wholly owned properties were approximately 95.7% occupied, with a weighted average remaining lease term of approximately 3.5 years, and accounted for 94.3% of total revenues for the year ended December 31, 2005, and 93.0% of total revenues for the year ended December 31, 2004.
At December 31, 2005, 73% of the Company’s wholly-owned properties are located on hospital campuses and 9% are located off-campus but in which a hospital is the sole or anchor tenant.
The following table contains additional information about the Company’s wholly owned properties as of December 31, 2005.

						Annualized
			Net			Rent Per
			Rentable			Leased
		Year	Square	Occupancy	Annualized	Square
Wholly Owned Property	City	Built (1)	Feet (2)	Rate	Rent	Foot (4)(5)		Associated Health Care System
Georgia:
Augusta POB I(6)(7)	Augusta	1978	99,493	97.9%	$1,128,986	$11.59		University Health Services
Augusta POB II(6)(7)	Augusta	1987	125,634	98.3	2,598,858	21.04		University Health Services
Augusta POB III(6)(7)	Augusta	1994	47,034	90.7	711,772	16.68		University Health Services
Augusta POB IV(6)(7)	Augusta	1995	55,134	89.6	750,157	15.19		University Health Services

Total Georgia			327,295	95.6	5,189,773	16.59

Kentucky:
Our Lady of Bellefonte (6)(8)(9)	Ashland	1997	46,908	90.0	927,626	21.97		Our Lady of Bellefonte Hospital
Adjacent Parking Deck		1997			756,174

Total Kentucky			46,908	90.0	1,683,800	21.97	(10)

Louisiana:
East Jefferson Medical Office Building (6)(8)(9)	Metairie	1985	119,921	100.0	2,303,877	19.21		East Jefferson General Hospital
East Jefferson Medical Specialty Building (6)(8)(9)(11)	Metairie	1985	10,809	100.0	958,896	88.71		East Jefferson General Hospital

Total Louisiana			130,730	100.0	3,262,773	24.96

North Carolina:
Barclay Downs	Charlotte	1987	38,395	97.1	758,211	20.34		—
Birkdale Medical Village (9)(12)	Huntersville	1997	64,669	100.0	1,363,212	21.08		NorthEast Medical Center
Birkdale Retail(9)	Huntersville	2001	8,269	100.0	186,980	22.61		—
Cabarrus POB(6)(8)(9)	Concord	1997	84,972	98.4	1,704,399	20.38		NorthEast Medical Center
Cabarrus Pediatrics (9)(12)(16)	Concord	1997	9,423	100.0	240,852	25.56		NorthEast Medical Center
Copperfield Medical Mall (12)	Concord	1989	26,000	100.0	559,520	21.52		NorthEast Medical Center
Copperfield MOB(6)(8)(9)	Concord	2005	63,907	82.8	1,064,055	20.11		NorthEast Medical Center
East Rocky Mount Kidney Center (9)(13)	Rocky Mount	2000	8,043	100.0	161,023	20.02		—
Gaston Professional Center (6)(8)(9)	Gastonia	1997	114,956	100.0	2,636,937	22.94		Caramont Health System
Adjacent Parking Deck		1997			608,162
Harrisburg Family Physicians Building(12)	Harrisburg	1996	8,202	100.0	202,671	24.71		Carolinas HealthCare System
Harrisburg Medical Mall (9)(12)	Harrisburg	1997	18,360	100.0	438,620	23.89		NorthEast Medical Center
Lincoln/ Lakemont Family Practice Center (12)	Lincolnton	1998	16,500	100.0	359,115	21.76		Carolinas HealthCare System
Mallard Crossing Medical Park(9)	Charlotte	1997	52,540	92.8	1,162,789	23.85		—
Midland Medical Mall (9)(12)	Midland	1998	14,610	100.0	377,680	25.85		NorthEast Medical Center
Mulberry Medical Park (6)(8)(9)	Lenoir	1982	24,992	100.0	471,085	18.85		Caldwell Memorial Hospital, Inc.
Northcross Family Medical Practice Building(12)	Charlotte	1993	8,018	100.0	211,916	26.43		Carolinas HealthCare System
Randolph Medical Park(9)	Charlotte	1973	84,131	89.9	1,524,590	20.16		—
Rocky Mount Kidney Center (9)	Rocky Mount	1990	10,364	100.0	193,005	18.62		—
Rocky Mount Medical Park (9)	Rocky Mount	1991	96,993	95.8	1,760,371	18.95		—
Rowan Outpatient Surgery Center(6)(7)(13)	Salisbury	2003	19,464	100.0	404,073	20.76		Rowan Regional Medical Center
Weddington Internal & Pediatric Medicine (12)	Concord	2000	7,750	100.0	166,703	21.51		NorthEast Medical Center

Total North Carolina			780,558	96.2	16,555,969	21.24	(14)

						Annualized
			Net			Rent Per
			Rentable			Leased
		Year	Square	Occupancy	Annualized	Square
Wholly Owned Property	City	Built (1)	Feet (2)	Rate	Rent	Foot (4)(5)		Associated Health Care System
South Carolina:
190 Andrews(6)(8)	Greenville	1994	22,898	100.0	414,982	18.12		Bon Secours St. Francis Health System
Baptist Northwest(9)	Columbia	1986	38,703	96.2	678,616	18.23		—
Beaufort Medical Plaza (6)(8)(9)	Beaufort	1999	59,340	100.0	1,192,193	20.09		Beaufort Memorial Hospital
Mt. Pleasant MOB(3)(6)(9)	Mt. Pleasant	2001	38,735	77.4	702,153	23.42		Roper St. Francis Healthcare
Medical Arts Center of Orangeburg(7)(9)	Orangeburg	1984	49,024	97.3	877,628	18.40		The Regional Medical Center of Orangeburg and Calhoun Counties
One Medical Park — HMOB (6)(8)(9)	Columbia	1984	69,840	100.0	1,536,132	22.00		Palmetto Health Alliance
Providence MOB I(6)(8)(9)	Columbia	1979	48,500	100.0	964,186	19.88		Sisters of Charity Providence Hospitals
Providence MOB II (6)(8)(9)	Columbia	1985	23,280	100.0	453,976	19.50		Sisters of Charity Providence Hospitals
Providence MOB III (6)(7)(9)	Columbia	1991	54,417	100.0	1,095,657	20.13		Sisters of Charity Providence Hospitals
River Hills Medical Plaza (9)(12)	Little River	1999	27,566	100.0	802,099	29.10		Grand Strand Regional
Roper MOB(6)(8)(9)	Charleston	1990	121,723	88.9	2,100,341	19.41		Roper St. Francis Healthcare
St. Francis Community Medical Office Building (6)(8)(9)	Greenville	2001	45,140	100.0	1,028,805	22.79		Bon Secours St. Francis Health System
St. Francis Medical Plaza (6)(8)(9)	Greenville	1998	62,724	94.0	1,183,107	20.07		Bon Secours St. Francis Health System
St. Francis MOB(6)(8)(9)	Greenville	1984	49,767	95.6	855,540	17.98		Bon Secours St. Francis Health System
St. Francis Women’s Center (6)(8)(9)	Greenville	1991	57,593	76.2	863,535	19.68		Bon Secours St. Francis Health System
Three Medical Park (6)(8)(9)	Columbia	1988	88,755	100.0	1,912,941	21.55		Palmetto Health Alliance
West Medical I(6)(8)(9)	Charleston	2003	29,721	100.0	681,823	22.94		Roper St. Francis Healthcare

Total South Carolina			887,726	95.0	17,343,714	20.57

Total			2,173,217	95.7%	$44,036,029	$20.52	(15)

(1)	Represents the year in which the property was placed in service.

(2)	Net rentable square feet represents the current square feet at a building under lease as specified in the lease agreements plus management’s estimate of space available for lease. Net rentable square feet includes tenants’ proportional share of common areas.

(3)	Annualized rent represents the annualized monthly contracted rent under existing leases as of December 31, 2005.

(4)	Annualized rent per leased square foot represents annualized rent, excluding revenues attributable to parking, divided by the net rentable square feet divided by occupancy rate.

(5)	Unless otherwise indicated, annualized rent per leased square foot includes reimbursement to the Company for the payment for property operating expenses, real estate taxes and insurance with respect to such property.

(6)	On-campus facility.

(7)	Subject to a restrictive deed on the property.

(8)	Property is a tenant under a long-term ground lease on the property with an unrelated third party.

(9)	The Company developed this property.

(10)	Excludes annualized rent of adjacent parking deck to The Company’s Lady of Bellefonte from calculation.

(11)	East Jefferson Medical Specialty Building is recorded as a sales-type capital lease in the Company’s consolidated financial statements. As such, the annualized rent related to the minimum lease payments is not reflected as rental revenue in the statement of operations. However amortization of unearned income is recorded in interest income.

(12)	Off-campus facility — hospital anchored.

(13)	The annualized rent per leased square foot does not include any payments to us for payment of property operating expenses, real estate taxes and insurance with respect to such property. The tenant is responsible for payment of these expenses.

(14)	Excludes annualized rent of adjacent parking deck to Gaston Professional Center from calculation.

(15)	Excludes annualized rent of adjacent parking decks to The Company’s Lady of Bellefonte and Gaston Professional Center from calculation.

(16)	Property was sold subsequent to December 31, 2005 and is reported as part of discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets”.

Joint Venture Properties
As of December 31, 2005, the Company manages and jointly owns eight properties with unaffiliated third parties. The Company’s ownership interest in these properties ranges from 1.0% to 34.5%.
The following table provides additional information about the Company’s joint venture properties as of December 31, 2005.

						Annualized
			Net			Rent Per
			Rentable			Leased
		Year	Square	Occupancy	Annualized	Square	Ownership	Debt
Property	City, State	Built	Feet	Rate	Rent	Foot	Percentage	Balance (1)	Associated Healthcare System
Kannapolis Medical Mall	Kannapolis, NC	1987	28,033	100.0%	$641,752	$22.89	5.0%	$—	NorthEast Medical Center
Mary Black MOB (2)	Spartanburg, SC	1988	45,047	98.5	772,511	17.41	9.6	2,120,234	Triad
Mary Black MOB II (3)	Spartanburg, SC	1993	15,143	100.0	273,156	18.04	1.0	976,272	Triad
Mary Black Westside (4)	Spartanburg, SC	1991	37,455	100.0	758,998	20.26	5.0	2,712,166	Triad
McLeod MOB East (5)	Florence, SC	1993	127,458	95.6	1,871,433	15.36	1.1	13,327,371	McLeod Regional Medical Center
McLeod Pee Dee Medical Park (5)	Florence, SC	1982	33,756	99.5	499,375	14.87	1.1	13,327,371	McLeod Regional Medical Center
McLeod MOB West (5)	Florence, SC	1986	52,574	96.7	679,584	13.37	1.1	13,327,371	McLeod Regional Medical Center
Rocky Mount MOB	Rocky Mt., NC	2002	35,393	95.7	786,676	23.23	34.5	4,339,675	—

Total			374,859		$6,283,485			$23,475,718

(1)	Amounts are for the entity, not just the Company’s interest in the real estate joint venture.

(2)	The Company expects to sell its 9.6% interest in this property to the associated healthcare system for $0.3 million in cash during the second quarter in 2006. The Company expects to continue to manage this property following this sale.

(3)	The Company expects to sell its 1.0% interest in this property to the associated healthcare system for approximately five thousand dollars in cash during the second quarter in 2006. The Company expects to continue to manage this property following this sale.

(4)	The Company expects to purchase the 95.0% interest in this property held by the associated healthcare system for $2.3 million in cash during the second quarter in 2006. The Company expects to fund this acquisition initially by drawing on its Credit Facility.

(5)	Total debt of $13.3 million is secured by all three properties listed.
Item 6. Selected Financial Data
The following table sets forth selected consolidated financial and operating data on an historical basis for the Company and a combined historical basis for Cogdell Spencer Inc. Predecessor. The Predecessor is not a legal entity, but represents a combination of certain real estate entities based on common management by Cogdell Spencer Advisors, Inc. No historical information for the Company is presented prior to the consummation of the Offering because the Company did have any corporate activity until the completion of the Offering other than the issuance of shares of common stock in connection with the initial capitalization of the Company.
The following table should be read in conjunction with the Financial Statements and notes thereto included in Item 8, “Financial Statements and Supplementary Data” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form 10-K.

	Company	Predecessor
	November 1, 2005 -	January 1, 2005 -	For the year ended December 31,
	December 31, 2005	October 31, 2005	2004	2003	2002	2001
		(In thousands, except per share amounts)
Statements of Operations Data:
Revenues:
Rental	$7,006	$35,794	$40,440	$38,783	$37,470	$34,681
Fee revenue	221	1,450	2,364	1,361	1,871	2,302
Expense reimbursements	94	565	840	806	875	775
Interest and other income	127	879	843	849	842	988

Total revenues	7,448	38,688	44,487	41,799	41,058	38,746

Expenses:
Property operating	2,583	13,058	14,756	14,032	13,259	12,216
General and administrative	7,791	5,129	3,075	2,928	2,845	2,959
Interest	1,500	8,222	9,024	11,381	15,656	14,424
Depreciation and amortization	4,125	8,444	9,561	9,760	9,524	8,896
Loss from early extinguishment of debt	103	—	—	—	—	—

Total expenses	16,102	34,853	36,416	38,101	41,284	38,495

Income (loss) from continuing operations before gain on sale of real estate properties, equity earnings (loss) on unconsolidated real estate partnerships and minority interests	(8,654)	3,835	8,071	3,698	(226)	251
Gain on sale or (impairment) of real estate properties	—	—	—	—	27	(225)
Equity earnings (loss) on unconsolidated real estate partnerships	3	(47)	(60)	(74)	(136)	(36)
Minority interests	3,054	—	—	—	—	—

Income (loss) from continuing operations	(5,597)	3,788	8,011	3,624	(335)	(10)

Discontinued operations:
Operating income (loss)	(4)	36	33	47	121	538
Gain on sale of real estate properties	—	—	—	—	613	—
Minority interests	1	—	—	—	—	—

Total discontinued operations	(3)	36	33	47	734	538

Net income (loss)	$(5,600)	$3,824	$8,044	$3,671	$399	$528

Per Share:
Distribution	$0.2333
Loss from continuing operations — basic and diluted	$(0.70)
Loss from discontinued operations — basic and diluted	0.00

Net loss — basic and diluted	$(0.70)

Weighted average shares — basic and diluted	7,972
Weighted average shares and units — basic and diluted	12,337

	Company	Predecessor
	November 1, 2005 -	January 1, 2005 -	For the year ended December 31,
	December 31, 2005	October 31, 2005	2004	2003	2002	2001
Selected Balance Sheet Data:
Assets:
Real estate properties, net	$257,144		$155,376	$148,439	$147,544	$149,662
Other assets, net	49,808		21,915	16,411	17,942	14,609
Assets held for sale	1,530		1,134	1,149	1,184	2,364

Total assets	$308,482		$178,425	$165,999	$166,670	$166,635

Liabilities and owners’ equity (deficit):
Mortgages and line of credit	$158,974		$213,536	$201,133	$197,126	$186,435
Other liabilities, net	7,750		10,016	10,532	11,789	9,241
Liabilities related to assets held of sale	1,272		1,300	1,421	1,444	2,748
Minority interests	62,018		—	—	—	—
Owners’ equity (deficit)	78,468		(46,427)	(47,087)	(43,689)	(31,789)

Total liabilities and owners’ equity (deficit)	$308,482		$178,425	$165,999	$166,670	$166,635

Cash Flow Data:
Net cash provided by operating activities	$1,635	$10,312	$16,089	$12,738	$13,326	$13,230
Net cash used in investing activities	(27,462)	(5,939)	(13,767)	(7,523)	(8,584)	(18,903)
Net cash provided by (used in) financing activities	35,398	(5,863)	1,880	(6,339)	(3,644)	5,190

Other Data:
Funds from operations (1)	$(4,518)	$12,303	$17,656	$13,462	$9,276	$9,384

(1)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. The Company presents FFO because the Company consider it an important supplemental measure of the Company’s operational performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s performance, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends or make distributions.
The following table presents the reconciliation of FFO to net income (loss), which is the most directly comparable GAAP measure to FFO (in thousands):

	Company	Predecessor
	November 1, 2005 -	January 1, 2005 -
	December 31, 2005	October 31, 2005	2004	2003	2002	2001
Funds from operations:
Net income (loss)	$(5,600)	$3,824	$8,044	$3,671	$399	$528
Minority interests	(3,055)	—	—	—	—	—
Real estate depreciation and amortization	4,128	8,384	9,533	9,702	9,466	8,856
Unconsolidated entities’ real estate depreciation and amortization	9	95	79	89	51	—
Gain on sale of real estate properties	—	—	—	—	(640)	—

Total funds from operations	$(4,518)	$12,303	$17,656	$13,462	$9,276	$9,384

Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. Where appropriate, the following discussion includes analysis of the effects of the Company’s Offering, the Formation Transactions and related refinancing transactions and certain other transactions. The Company makes statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section in this Form 10-K entitled “Statements Regarding Forward-Looking Information.” Certain risk factors may cause actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the section in this Form 10-K entitled “Statements Regarding Forward-Looking Information.”
Overview
The Company is a fully-integrated, self-administered and self-managed REIT that invests in specialty office buildings for the medical profession, including medical offices, ambulatory surgery and diagnostic centers. The Company focuses on the ownership, development, redevelopment, acquisition and management of strategically located medical office buildings and other healthcare related facilities primarily in the southeastern United States. The Company has been built around understanding and addressing the specialized real estate needs of the healthcare industry. The Company’s management team has developed long-term and extensive relationships through developing and maintaining modern, customized medical office buildings and healthcare related facilities. The Company has been able to maintain occupancy above market levels and secure strategic hospital campus locations. The Company operates its business through Cogdell Spencer LP, its operating partnership subsidiary, and its subsidiaries.
The Company derives a significant portion of its revenues from rents received from tenants under existing leases in medical office buildings and other healthcare related facilities. The Company derives a lesser portion of its revenues from fees that are paid for managing and developing medical office buildings and other healthcare related facilities for third parties. The Company’s management believes a strong internal property management capability is a vital component of the Company’s business, both for the properties the Company owns and for those that the Company manages.
As of December 31, 2005, the Company owned and/or managed 72 medical office buildings and healthcare related facilities, serving 18 hospital systems in seven states. The Company’s aggregate portfolio was comprised of:
•	45 wholly owned properties;

•	eight joint venture properties; and

•	19 properties owned by third parties (17 of which are for clients with whom the Company has an existing investment relationship).

At December 31, 2005, the Company’s aggregate portfolio contains approximately 3.5 million net rentable square feet, consisting of approximately 2.2 million net rentable square feet from wholly owned properties, approximately 0.4 million net rentable square feet from joint venture properties, and approximately 0.9 million net rental square feet from properties owned by third parties and managed by the Company. Approximately 73.0% of the net rentable square feet of the wholly owned properties are situated on hospital campuses. As such, the Company believes its assets occupy a premier franchise location in relationship to local hospitals, providing the Company’s properties with a distinct competitive advantage over alternative medical office space in an area. As of December 31, 2005, the Company’s wholly owned properties were approximately 95.7% occupied, with a weighted average remaining lease term of approximately 3.5 years.
During the first nine months of 2006, the Company sold the building known as Cabarrus Pediatrics located in Concord, North Carolina, for proceeds of $1.9 million and its operations are reported as discontinued operations.
The Company completed its Offering on November 1, 2005. The Offering resulted in the sale of 5,800,000 shares of common stock at a price of $17.00 per share, generating gross proceeds to the Company of $98.6 million. On November 29, 2005, an additional 300,000 shares of common stock were sold at $17.00 per share as a result of the underwriters exercising their over-allotment option, generating gross proceeds to the Company of $5.1 million. The aggregate proceeds to the Company, net of underwriter’s discounts, commissions and financial advisory fees and other offering costs, were approximately $89.9 million.
On November 1, 2005, concurrent with the consummation of the Offering, the Company and a newly formed majority-owned limited partnership, the Operating Partnership, and its taxable REIT subsidiary, together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor, engaged in certain Formation Transactions. The Operating Partnership received a contribution of interests in the Predecessor in exchange for units of limited partnership interest in the Operating Partnership, shares of the Company’s common stock and/or cash.
Factors Which May Influence Future Results of Operations
Generally, the Company’s revenues and expenses have remained consistent except for development fees and changes in the fair value of interest rate swap agreements reflected in interest expense. The Company’s development fees will continue to vary from period to period due to the level of development activity at that time. Changes in fair values related to the Company’s interest rate swap agreements, which vary from period to period based on changes in market interest rates, are recorded in interest expense.
Critical Accounting Policies
The Company’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements and the Company’s Predecessor’s combined financial statements, which have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation and combination.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. The Company’s actual results may differ from these estimates. Management has provided a summary of the Company’s significant accounting policies in Note 2 to the Company’s consolidated and combined financial statements included in this Annual Report on Form 10-K. Critical accounting policies are those judged to involve accounting estimates or assumptions that may be material due to the levels of subjectivity and judgment necessary to account for uncertain matters or susceptibility of such matters to change. Other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of the Company’s results of operations and financial condition to those companies.

Investments in Real Estate
Acquisition of real estate. The price that the Company pays to acquire a property is impacted by many factors, including the condition of the buildings and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors. Accordingly, the Company is required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on the Company’s estimate of the fair values of such assets and liabilities. This includes determining the value of the buildings and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases and any debt assumed from the seller or loans made by the seller to the Company. Each of these estimates requires significant judgment and some of the estimates involve complex calculations. The Company’s calculation methodology is summarized in Note 2 to the Company’s audited consolidated and combined financial statements included this Annual Report on Form 10-K. These allocation assessments have a direct impact on the Company’s results of operations because if the Company were to allocate more value to land there would be no depreciation with respect to such amount or if the Company were to allocate more value to the buildings as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in the Company’s consolidated and combined statements of operations.
Useful lives of assets. The Company is required to make subjective assessments as to the useful lives of the Company’s properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investments in real estate. These assessments have a direct impact on the Company’s net income because if the Company were to shorten the expected useful lives of the Company’s investments in real estate the Company would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.
Asset impairment valuation. The Company reviews the carrying value of the Company’s properties when circumstances, such as adverse market conditions, indicate a potential impairment may exist. The Company bases the Company’s review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. The Company considers factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If the Company’s evaluation indicates that the Company may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, the Company’s strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If the Company determines that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date. The Company estimates the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.
Revenue Recognition
Rental income related to non-cancelable operating leases is recognized using the straight line method over the terms of the tenant leases. Deferred rents included in the Company’s combined balance sheets represent the aggregate excess of rental revenue recognized on a straight line basis over the rental revenue that would be recognized under the terms of the leases. The Company’s leases generally contain provisions under which the tenants reimburse the Company for all property operating expenses and real estate taxes incurred by the Company. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and the Company has no continuing obligation to provide services to such former tenants. As discussed above, the Company recognizes amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases. The Company receives fees for property management and development and consulting services from time to time from third parties which is reflected as fee revenue. Management fees are generally based on a percentage of revenues for the month as defined in the related property management agreements. Development and consulting fees are recorded on a percentage of completion method using management’s best estimate of time and costs to complete projects. The Company has a long history of developing reasonable and dependable estimates related to development or consulting contracts with clear requirements and rights of the parties to the contracts. Although not frequent, occasionally revisions to estimates of costs are necessary and are reflected as a change in estimate when known. Other income shown in the statement of operations, generally includes interest income, primarily from the amortization of unearned income on a sales-type capital lease recognized in accordance with Statement of Financial Accounting Standards No. 13, and other income incidental to the Company’s operations and is recognized when earned.
The Company must make subjective estimates as to when the Company’s revenue is earned and the collectibility of the Company’s accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. The Company specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on the Company’s net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.
REIT Qualification Requirements
The Company is subject to a number of operational and organizational requirements to qualify and then maintain qualification as a REIT. If the Company does not qualify as a REIT, its income would become subject to U.S. federal, state and local income taxes at regular corporate rates that would be substantial and the Company cannot re-elect to qualify as a REIT for five years. The resulting adverse effects on the Company’s results of operations, liquidity and amounts distributable to stockholders would be material.
Results of Operations
The discussion below relates to the financial condition and results of operations for the years ended December 31, 2005, 2004, and 2003. The results of operations for January 1, 2005 through October 31, 2005 and November 1, 2005 through December 31, 2005 have been combined to provide a meaningful comparison to the results of operations for the year ended December 31, 2004.
Year ended December 31, 2005 compared to year ended December 31, 2004
Overview. Results for the year ended December 31, 2005 included the operations of 45 wholly owned properties compared to the results for the year ended December 31, 2004, which included the operations of 44 wholly owned properties. Copperfield MOB was placed into service in the first quarter of 2005. During 2004, one property was added in July 2004 and another property was added December 2004.
Total Revenue. Total revenue increased $1.6 million, or 3.7%, for the year ended December 31, 2005 compared to the year ended December 31, 2004.
Rental revenue increased 5.9%, from $40.4 million for the year ended December 31, 2004 to $42.8 million for the year ended December 31, 2005, due primarily to general increases in rent related to CPI escalation clauses as well as a full year of operations for properties added during 2004 and operations for Copperfield MOB.
Development fees earned on third party development contracts decreased 27.3% from $1.1 million for the year ended December 31, 2004 to $0.8 million for the year ended December 31, 2005 due to one development fee recognized in 2004, that accounted for approximately 54.5% of the total 2004 development fees, that was non-recurring in 2005.
Advisory fees decreased 100%, from $0.3 million for the year ended December 31, 2004 to zero for the year ended December 31, 2005, due to no advisory projects being performed in 2005.

Management fees earned from management contracts and payable by third parties, expense reimbursements and interest and other income did not change significantly from 2004 to 2005.
Property Operating Expenses. Property operating expenses increased 5.4%, from $14.8 million for the year ended December 31, 2004 to $15.6 million for the year ended December 31, 2005, as the result of general expense increases related to inflation as well as experiencing a full year of operations in 2005 for properties added in 2004 and Copperfield MOB added in the first quarter of 2005.
Interest Expense. Interest expense for the year ended December 31, 2005 was $9.7 million compared to $9.0 million for the year ended December 31, 2004, an increase of $0.7 million, or 7.8%. This change was primarily due to interest on three new properties, a smaller reduction of interest expense due to changes in the fair value of the Company’s interest rate swap agreements, an increase in interest expense on variable rate debt related to an increase in interest rates, offset by a decrease in interest expense due to the repayment of $71.0 million of debt in November 2005. The Company’s interest rate swap agreements are reported at fair value in the Company’s balance sheet and changes in fair value are recorded as increase or decrease to interest expense. During the year ended December 31, 2005, interest expense was reduced by $2.5 million related to increases in the fair value of the interest rate swap agreements. During the year ended December 31, 2004, interest expense was reduced by $2.9 million related to net increases in the fair value of the interest rate swap agreements.
Depreciation and Amortization Expenses. Depreciation and amortization for the year ended December 31, 2005 was $12.6 million compared to $9.6 million for the year ended December 31, 2004, an increase of $3.0 million, or 31.3%. The increase was primarily due to the increase in the cost basis for the real estate properties and intangible assets as a result of the purchase accounting resulting from the Formation Transactions on November 1, 2005.
General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2005 was $12.9 million compared to $3.1 million for the year ended December 31, 2004, an increase of $9.8 million, or 316.1%. The increase was due primarily to $6.4 million related to a non-cash compensation charge incurred in connection with the grant of vested equity incentives to the Company’s management team and employees in connection with the completion of the initial public offering and an increase of $1.7 million related to legal, tax, accounting and auditing costs associated with preparing for the initial public offering and for the 2005 audit and tax compliance. The remaining increase relates to increased staffing and changed job responsibilities to meet the reporting and operational demands of a publicly registered company, Sarbanes Oxley Section 404 compliance and other consulting costs, travel, and reduction of capitalized development personnel compensation due a decrease in wholly-owned construction projects in 2005.
Minority Interests. Loss allocated to the Operating Partnership represents 35.3% of the net loss subsequent to the initial public offering and totaled $3.1 million for the year ended December 31, 2005.
The above changes contributed to net income for the year ended December 31, 2004 decreasing from net income of $8.0 million to a net loss of $1.8 million for the year ended December 31, 2005, or a $9.8 million decrease.
Year ended December 31, 2004 compared to year ended December 31, 2003
Overview. Results for the year ended December 31, 2004 included the operations of 44 wholly owned properties compared to the results for the year ended December 31, 2003, which included the operations of 42 wholly owned properties. Of the 44 wholly owned properties, one wholly owned property was added during July and one wholly owned property was added in December.
Total Revenue. Total revenues increased 6.4% from $41.8 million in 2003 to $44.5 million in 2004.
Rental revenue increased 4.1%, from $38.8 million for the year ended December 31, 2003 to $40.4 million for the year ended December 31, 2004, due primarily to general increases in rent related to CPI escalation clauses as well as a full year of operations for one of our wholly owned properties which opened in December 2003 and the lease up of vacant space at another property. The addition of one property in July 2004 also contributed to the increase.
Management fees earned from management contracts and payable by third parties decreased 10% from $1.0 million for the year ended December 31, 2003 to $0.9 million for the year ended December 31, 2004 due to reduced tenant build-out fees.

Development fees earned on third party development contracts increased 267% from $0.3 million for the year ended December 31, 2003 to $1.1 million for the year ended December 31, 2004 due to one significant project for $0.6 million where revenue recognition was deferred until 2004 due to uncertainty regarding collection.
Advisory fees increased 200%, from $0.1 million for the year ended December 31, 2003 to $0.3 million for the year ended December 31, 2004, due to one engagement in 2004 for $0.2 million that was a nonrecurring engagement.
Expense reimbursements and interest and other income did not change from 2003 to 2004.
Property Operating Expenses. Property operating expenses increased 5.7%, from $14.0 million for the year ended December 31, 2003 to $14.8 million for the year ended December 31, 2004, as the result of general expense increases related to inflation as well as experiencing a full year of operations in 2004 for one of our wholly owned properties which was placed in service during the fourth quarter of 2003.
Interest Expense. Interest expense for the year ended December 31, 2004 was $9.0 million compared to $11.4 million for the year ended December 31, 2003, a decrease of $2.4 million, or 26.7%. This change was primarily the result of a reduction of interest expense of approximately $2.9 million related to the increase in the fair value of interest rate swap agreements resulting from the upward movement of LIBOR rates experienced during the year ended December 2004 versus a reduction of only $0.7 million during the year ended December 31, 2003.
Depreciation and Amortization Expenses. Depreciation and amortization for the year ended December 31, 2004 was $9.6 million compared to $9.8 million for the year ended December 31, 2003, a decrease of $0.2 million, or 2.1%. The decrease was due primarily to lower depreciation taken on tenant improvements as a result of underlying tenant lease maturities.
General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2004 was $3.1 million compared to $2.9 million for the year ended December 31, 2003, an increase of $0.2 million, or 6.9%. The increase was due primarily to increased personnel costs related to higher third party development activity experienced during 2004 versus 2003.
The above changes contributed to an increase in net income of 119.1% from $3.7 million for the year ended December 31, 2003 to $8.0 million for the year ended December 31, 2004.
Cash Flows
Year Ended December 31, 2005 compared to the Year Ended December 31, 2004
Cash provided by operations was $11.9 million and $16.1 million for the years ended December 31, 2005 and 2004, respectively. The decrease in 2005 was due primarily to an increase in general and administrative costs paid during 2005, a decrease in development and advisory fees received, and an increase in interest payments associated with higher debt balances and increasing interest rates on variable rate debt.
Cash used in investing activities was $33.4 million and $13.8 million for the years ended December 31, 2005 and 2004, respectively. The increase was due to $36.5 million paid to certain Predecessor members and partners who elected cash as part of the Formation Transactions, offset by $9.5 million of cash assumed from the Predecessor entities. During 2004, the Predecessor paid $4.2 million to acquire Rowan OSC Investors, whereas in 2005, except for the Formation Transactions, there were no acquisitions funded using cash proceeds. During 2005, restricted cash decreased $2.4 million due to the release of restrictions when the associated debt was repaid.
Cash provided by financing activities was $29.4 million and $1.9 million for the years ended December 31, 2005 and 2004, respectively. The change was primarily due to the receipt of the net proceeds from the sale of common stock offset by the repayment in full of certain mortgages and notes payables.

Year Ended December 31, 2004 compared to the Year Ended December 31, 2003
Cash provided by operations was $16.1 million and $12.7 million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 was primarily due to an increase in net income before change in value of interest rate swap agreements of $2.2 million and a $1.2 million increase in accounts payable and accrued expenses recognized in 2004 but not paid until 2005 and prepaid rent from our tenants.
Cash used in investing activities was $13.8 million and $7.5 million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 was primarily due to two development projects in 2004 compared to one in 2003.
Cash provided by (used in) financing activities was $1.8 million and $(6.3) million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 was primarily due to increased proceeds from mortgages to finance development activity partially offset by higher distributions.
Construction in Progress
Construction in progress at December 31, 2005 consisted of one development project, Carolina Forest Medical Plaza, for which the Company has acquired the land but has not begun construction.
Recent Developments
On March 30, 2006, the Company acquired a portfolio consisting of two medical office buildings located in Glendale, California and one building located in Richmond, Virginia (collectively, the “Portfolio”) for approximately $36.1 million. The portfolio consists of approximately 163,000 square feet of medical office space. The Company assumed $5.2 million of mortgage debt and the Company borrowed $30.0 million from the Company’s Credit Facility.
On February 15, 2006, the Company acquired Methodist Professional Center One, located on the campus of Methodist Hospital in Indianapolis, Indiana, for approximately $39.9 million. The acquisition includes 171,500 square feet of medical office space and an adjacent 951 space parking deck. The acquisition was funded by the Company’s Credit Facility.
Liquidity and Capital Resources
As of December 31, 2005, the Company had $9.6 million available in cash and cash equivalents. The Company is required to distribute at least 90% of the Company’s net taxable income, excluding net capital gains, to the Company’s stockholders on an annual basis due to qualification requirements as a REIT. Therefore, as a general matter, it is unlikely that the Company will have any substantial cash balances that could be used to meet the Company’s liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.
As a result of the Offering and the Formation Transactions, the Company’s debt and liquidity changed significantly. The Company believes that the Offering and the Formation Transactions improves the capital structure and financial flexibility of its business compared to its Predecessor’s structure. The Company also expects to access additional funds through secured and unsecured borrowings. As a public company, the Company also believes it will have greater access to capital through public and private debt and equity offerings. This enhanced access to capital will allow the Company to acquire additional assets, exploit advantageous market conditions, respond efficiently to changing market conditions and otherwise execute its business and growth strategy.
On November 1, 2005, the Company, as guarantor, and the Operating Partnership entered into our $100.0 million Credit Facility, with a syndicate of financial institutions (including Bank of America, N.A., Citicorp North America, Inc. and Branch Banking & Trust Company) (collectively, the “Lenders”), with Bank of America, N.A., as the administrative agent for the Lenders, and Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers. The Credit Facility shall be available to fund working capital and other corporate purposes; finance acquisition and development activity; and refinance existing and future indebtedness. The Credit Facility permits the Operating Partnership to borrow up to $100 million of revolving loans, with sub-limits of $25.0 million for swingline loans and $25.0 million for letters of credit.

The Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full three years from November 1, 2005, subject to a one-year extension, at the Operating Partnership’s option. The Credit Facility also allows for up to $150.0 million of increased availability (to a total aggregate available amount of $250.0 million), at the Operating Partnership’s option but subject to each Lender’s option to increase its commitments. This Credit Facility is guaranteed by the Company and certain of its subsidiaries. The interest rate on loans under the Credit Facility equals, at the Company’s election, either (1) LIBOR plus a margin of between 100 to 130 basis points based on the Company’s leverage ratio or (2) the higher of the federal funds rate plus 50 basis points or Bank of America, N.A.’s prime rate.
The Credit Facility contains customary terms and conditions for credit facilities of this type, including: (1) limitations on the Company’s ability to (A) incur additional indebtedness, (B) make distributions to the Company’s stockholders, subject to complying with REIT requirements, and (C) make certain investments, (2) maintenance of a pool of unencumbered assets subject to certain minimum valuations thereof and (3) requirements for us to maintain certain financial coverage ratios. These customary financial coverage ratios and other conditions include a maximum leverage ratio (65%, with flexibility for one two quarter increase to not more than 75%), minimum fixed charge coverage ratio (175%), maximum combined secured indebtedness (50%), maximum recourse indebtedness (15%), maximum unsecured indebtedness (60%, with flexibility for one two quarter increase to not more than 75%), minimum unencumbered interest coverage ratio (200%) and minimum combined tangible net worth ($30 million plus 85% of net proceeds of equity issuances by the Company and its subsidiaries after November 1, 2005).
As of December 31, 2005 there was $79.9 million available under the Company’s Credit Facility. There is $19.6 million outstanding at December 31, 2005 and $0.5 million of availability is restricted related to an outstanding letter of credit.
Using proceeds from the Offering and borrowings under the Credit Facility, the Company repaid $71.2 million of principal and accrued interest related to the mortgage notes payable assumed as part of the Formation Transactions.
Management believes that the Company will have sufficient capital resources as a result of operations and the borrowings in place and availability under the Company’s Credit Facility to fund ongoing operations.
The Company declared and paid a pro rata dividend for the period from November 1, 2005 through December 31, 2005. The declared divided was $0.2333 per common share and per OP Unit and was paid on December 27, 2005. The total distribution was approximately $2.9 million.
The Company declared a dividend for the period January 1, 2006 through March 31, 2006. The declared dividend is $0.35 per common share and per OP Unit and is payable on April 19, 2006, to stockholders of record on March 22, 2006. The total distribution is expected to be approximately $4.3 million.
Long-Term Liquidity Needs
The Company’s principal long-term liquidity needs consists primarily of new property development, property acquisitions, principal payments under various mortgages and other credit facilities and non-recurring capital expenditures. The Company does not expect that its net cash provided by operations will be sufficient to meet all of these long-term liquidity needs. Instead, the Company expects to finance new property developments through modest cash equity capital contributed by the Company together with construction loan proceeds, as well as through cash equity investments by its tenants. The Company expects to fund property acquisitions through a combination of borrowings under its Credit Facility and traditional secured mortgage financing. In addition, the Company expects to use OP Units issued by the operating partnership to acquire properties from existing owners seeking a tax deferred transaction. The Company expects to meet other long-term liquidity requirements through net cash provided by operations and through additional equity and debt financings, including loans from banks, institutional investors or other lenders, bridge loans, letters of credit, and other lending arrangements, most of which will be secured by mortgages. The Company may also issue unsecured debt in the future. However, in view of the Company’s strategy to grow its portfolio over time, the Company does not, in general expect to meet its long-term liquidity needs through sales of its properties. In the event that, notwithstanding this intent, the Company was in the future to consider sales of its properties from time to time, the proceeds that would be available to the Company from such sales, may be reduced by amounts that the Company may owe under the tax protection agreements or those properties would need to be sold in a tax deferred transaction which would require reinvestment of the proceeds in another property. In addition, the Company’s ability to sell certain of its assets could be adversely affected by the general illiquidity of real estate assets and certain additional factors particular to our portfolio such as the specialized nature of its target property type, property use restrictions and the need to obtain consents or waivers of rights of first refusal or rights of first offers from ground lessors in the case of sales of its properties that are subject to ground leases.
The Company intends to repay indebtedness incurred under its Credit Facility from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of additional debt or equity issuances. In the future, the Company may seek to increase the amount of its credit facilities, negotiate additional credit facilities or issue corporate debt instruments. Any indebtedness incurred or issued by the Company may be secured or unsecured, short-, medium- or long-term, fixed or variable interest rate and may be subject to other terms and conditions the Company deems acceptable. The Company intends to refinance at maturity the mortgage notes payable that have balloon payments at maturity.
Contractual Obligations
The following table summarizes the Company’s contractual obligations as of December 31, 2005, including the maturities and scheduled principal repayments and the commitments due in connection with the Company’s ground leases and operating leases for the periods indicated (in thousands):

	2006	2007	2008	2009	2010	Thereafter	Total
Obligation:
Long-term debt principal payments and maturities (1)	$14,809	$36,821	$47,022	$11,597	$1,456	$47,825	$159,530
Standby letters of credit (2)	500	—	—	—	—	—	500
Interest payments (3)	9,165	7,734	5,275	3,405	2,945	7,397	35,921
Ground leases (4)	95	95	95	95	95	1,997	2,472
Operating leases (5)	21	5	3	—	—	—	29

Total	$24,590	$44,655	$52,395	$15,097	$4,496	$57,219	$198,452

(1)	Includes notes payable under the Company’s Credit Facility

(2)	As collateral for performance on a mortgage note payable, the Company is contingently liable under a standby letter of credit, which also reduces the availability under the Credit Facility

(3)	Assumes one-month LIBOR of 4.39% and Prime Rate of 7.25%

(4)	Substantially all of the ground leases effectively limit our control over various aspects of the operation of the applicable property, restrict our ability to transfer the property and allow the lessor the right of first refusal to purchase the building and improvements. All of the ground leases provide for the property to revert to the lessor for no consideration upon the expiration or earlier termination of the ground lease.

(5)	Payments under operating lease agreements relate to various of our properties’ equipment leases. The future minimum lease commitments under these leases are as indicated above.
Off-Balance Sheet Arrangements
The Company guarantees debt in connection with certain of its development activities, including joint ventures. The Company has guaranteed, in the event of a default, the mortgage notes payable for two unconsolidated real estate joint ventures. An initial liability of $0.1 million has been recorded for these guarantees using expected present value measurement techniques. For one mortgage note payable with a principal balance of $11.1 million at December 31, 2005, the guarantee will be released upon completion of the project and commencement of rental income, which is expected to occur in the first quarter of 2006. The other guarantee, with a principal balance of $9.2 million at December 31, 2005, will be released upon the full repayment of the mortgage note payable, which matures in December 2006. The mortgages are collateralized by property and the collateral will revert to the guarantor in the event the guarantee is performed.
As the Company has never had to perform on debt that the Company has guaranteed, the probability the Company will have to perform on any guarantees in the future is minimal and therefore the Company does not expect the Company’s guarantees to have a material impact on the Company’s financial statements.

Real Estate Taxes
The Company’s leases generally require the tenants to be responsible for all real estate taxes.
Inflation
Inflation in the United States has been relatively low in recent years and did not have a material impact on the results of operations for the periods shown in the consolidated and combined financial statements. Although the impact of inflation has been relatively insignificant in recent years, it remains a factor in the United States economy and may increase the cost of acquiring or replacing properties.
Seasonality
The Company does not consider its business to be subject to material seasonality fluctuations.
Recent Accounting Pronouncements
In June 2005, the FASB ratified the EITF’s consensus on Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). This consensus establishes the presumption that general partners in a limited partnership control that limited partnership regardless of the extent of the general partner’s ownership interest in the limited partnership. The consensus further establishes that the rights of the limited partners can overcome the presumption of control by the general partners, if the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. Whether the presumption of control is overcome is a matter of judgment based on facts and circumstances, for which the consensus provides additional guidance. This consensus is currently applicable for new or modified partnerships, and will otherwise be applicable to existing partnerships in 2006. This consensus applies to limited partnerships or similar entities, such as limited liability companies that have governing provisions that are the functional equivalent of a limited partnership. The Company is currently evaluating if any of the Company’s unconsolidated real estate joint ventures will need to be consolidated in accordance with EITF 04-5. However, the Company does not expect any impact to net income (loss) should any unconsolidated real estate joint ventures be required to be consolidated.
In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, and Interpretation of FASB Statement No. 143” (“FIN 47’). FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and through the normal operation of the asset. This interpretation is effective for fiscal year ended December 31, 2005 and its adoption did not have any effect on the Company’s consolidated financial statements.
In December 2004, the FASB issued SFAS No. 123R (Revised), “Share-Based Payment” (“SFAS 123R”). SFAS 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of share based payments, based on the grant date fair value of those awards, in the financial statements. The Company adopted SFAS 123R effective November 1, 2005. The Predecessor did not issue any share based payments.

Item 8. Financial Statements and Supplementary Data
COGDELL SPENCER INC. AND COGDELL SPENCER INC. PREDECESSOR
INDEX TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	18

Consolidated and Combined Balance Sheets as of December 31, 2005 and 2004	19

Consolidated and Combined Statements of Operations for Cogdell Spencer Inc. for the period November 1, 2005 through December 31, 2005, and for Cogdell Spencer Inc. Predecessor for the period January 1, 2005 through October 31, 2005, and the years ended December 31, 2004 and 2003	20

Consolidated and Combined Statements of Stockholders’ and Owners’ Equity (Deficit) for Cogdell Spencer Inc. for the period November 1, 2005 through December 31, 2005, and for Cogdell Spencer Inc. Predecessor for the period January 1, 2005 through October 31, 2005, and the years ended December 31, 2004 and 2003	21

Consolidated and Combined Statements of Cash Flows for Cogdell Spencer Inc. for the period November 1, 2005 through December 31, 2005, and for Cogdell Spencer Inc. Predecessor for the period January 1, 2005 through October 31, 2005, and the years ended December 31, 2004 and 2003	22

Notes to Consolidated and Combined Financial Statements	23

Supplemental Schedule – Schedule III – Real Estate and Accumulated Depreciation	44

Notes to Schedule III – Real Estate and Accumulated Depreciation	45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Cogdell Spencer Inc.
Charlotte, NC
We have audited the accompanying consolidated balance sheet of Cogdell Spencer Inc. and subsidiaries (the “Company”) as of December 31, 2005 and the combined balance sheet of Cogdell Spencer Inc. Predecessor, as defined in note 1 to the consolidated and combined financial statements, as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows of Cogdell Spencer Inc. and subsidiaries for the period from November 1, 2005 (commencement of operations) through December 31, 2005, the related combined statements of operations, owners’ deficit and cash flows of Cogdell Spencer Inc. Predecessor for the period from January 1, 2005 through October 31, 2005 and for the years ended December 31, 2004 and 2003. Our audit for the year ended December 31, 2005, also included the financial statement schedule listed in the Index at Item 8. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the consolidated financial position of Cogdell Spencer Inc. and subsidiaries at December 31, 2005 and the combined financial position of Cogdell Spencer Inc. Predecessor at December 31, 2004 , the consolidated results of operations and cash flows of Cogdell Spencer Inc. and subsidiaries for the period from November 1, 2005 (commencement of operations) through December 31, 2005, the combined results of operations and cash flows of Cogdell Spencer Inc. Predecessor for the period from January 1, 2005 through October 31, 2005 and for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 30, 2006, except for Notes 1, 4, 5, 11, 16, 17, and 18, as to which the date is December 28, 2006

COGDELL SPENCER INC. AND COGDELL SPENCER INC. PREDECESSOR
CONSOLIDATED AND COMBINED BALANCE SHEETS
(In thousands, except per share amounts)

	Company	Predecessor
	December 31, 2005	December 31, 2004
Assets
Real estate properties:
Land	$16,798	$10,829
Buildings and improvements	241,946	233,239
Construction in progress	1,099	6,049
Less: Accumulated depreciation	(2,699)	(94,741)

Total operating real estate properties, net	257,144	155,376
Real estate properties, net — held for sale	1,379	1,133

Total real estate properties, net	258,523	156,509
Cash and cash equivalents	9,571	13,459
Restricted cash	779	3,162
Investment in capital lease	6,499	1,623
Acquired above market leases, net of accumulated amortization of $25 in 2005	852	—
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $1,399 in 2005 and $7 in 2004	21,069	279
Acquired ground leases, net of accumulated amortization of $15 in 2005	2,919	—
Deferred financing costs, net of accumulated amortization of $31 in 2005 and $1,941 in 2004	913	1,418
Goodwill	2,875	—
Other assets	4,331	1,974
Other assets — held for sale	151	1

Total assets	$308,482	$178,425

Liabilities and stockholders’ and owners’ equity
Notes payable under line of credit	19,600	1,513
Mortgage loans	139,374	212,023
Accounts payable and accrued liabilities	4,687	7,694
Acquired below market leases, net of accumulated amortization of $164 in 2005	2,893	—
Interest rate swap agreements	170	2,322
Other liabilities — held for sale	1,272	1,300

Total liabilities	167,996	224,852
Commitments and contingencies Minority interests in operating partnership	62,018	—
Stockholders’ and owners’ equity (deficit):
Preferred stock, $0.01 par value; 50,000 shares authorized, none issued or outstanding	—	—
Common Stock; $0.01 par value; 200,000 shares authorized, 8,000 shares issued and outstanding	80	—
Additional paid-in capital	86,154	—
Unamortized restricted stock compensation	(299)	—
Accumulated deficit	(7,467)	—
Predecessor’s owners’ deficit	—	(46,427)

Total stockholders’ and owners’ equity (deficit)	78,468	(46,427)

Total liabilities and stockholders’ and owners’ equity	$308,482	$178,425

See notes to consolidated and combined financial statements

COGDELL SPENCER INC. AND COGDELL SPENCER INC. PREDECESSOR
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Company	Predecessor
	November 1, 2005 -	January 1, 2005 -	For the year ended December 31,
	December 31, 2005	October 31, 2005	2004	2003
Revenues:
Rental	$7,006	$14,078	$15,482	$15,860
Rental — related party	—	21,716	24,958	22,923
Fee revenue	221	1,450	2,364	1,361
Expense reimbursements	94	565	840	806
Interest and other income	127	879	843	849

Total revenues	7,448	38,688	44,487	41,799

Expenses:
Property operating	2,583	13,058	14,756	14,032
General and administrative	7,791	5,129	3,075	2,928
Depreciation	2,713	8,386	9,497	9,678
Amortization	1,412	58	64	82
Interest	1,500	8,222	9,024	11,381
Loss from early extinguishment of debt	103	—	—	—

Total expenses	16,102	34,853	36,416	38,101

Income (loss) from operations before equity in earnings (loss) on unconsolidated real estate partnerships and minority interests in operating partnership	(8,654)	3,835	8,071	3,698
Equity in earnings (loss) on unconsolidated real estate partnerships	3	(47)	(60)	(74)
Minority interests in operating partnership	3,054	—	—	—

Income (loss) from continuing operations	(5,597)	3,788	8,011	3,624
Discontinued operations:
Income (loss) from discontinued operations	(4)	36	33	47
Minority interests in operating partnership	1	—	—	—

Total discontinued operations	(3)	36	33	47

Net income (loss)	$(5,600)	$3,824	$8,044	$3,671

Per share data — basic an diluted:
Loss from continuing operations — basic and diluted	$(0.70)
Loss from discontinued operations — basic and diluted	(0.00)

Net loss — basic and diluted	$(0.70)

Weighted average common shares — basic and diluted	7,972

See notes to consolidated and combined financial statements

COGDELL SPENCER INC. AND COGDELL SPENCER INC. PREDECESSOR
CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ AND OWNERS’ EQUITY (DEFICIT)
(In thousands)

				Unamortized
	Number of		Additional	Restricted		Predecessor’s
	Common	Common	Paid-in	Stock	Accumulated	Owners’
	Shares	Stock	Capital	Compensation	Deficit	Deficit	Total
Balance at December 31, 2002	—	$—	$—	$—	$—	$(43,689)	$(43,689)
Contributions	—	—	—	—	—	592	592
Distributions	—	—	—	—	—	(7,661)	(7,661)
Net income	—	—	—	—	—	3,671	3,671

Balance at December 31, 2003	—	—	—	—	—	(47,087)	(47,087)
Contributions	—	—	—	—	—	6,744	6,744
Distributions	—	—	—	—	—	(14,128)	(14,128)
Net income	—	—	—	—	—	8,044	8,044

Balance at December 31, 2004	—	—	—	—	—	(46,427)	(46,427)
Contributions	—	—	—	—	—	320	320
Distributions	—	—	—	—	—	(9,250)	(9,250)
Net income	—	—	—	—	—	3,824	3,824

Balance at October 31, 2005	—	$—	$—	$—	$—	$(51,533)	$(51,533)

The Company
Issuance of common stock, net of costs and adjusted for EITF 94-2 historical cost basis	7,942	$79	$85,516	$—	$—	$—	$85,595
Issuance of restricted stock grants, net of minority interests	58	1	638	(639)	—	—	—
Restricted stock vested at Offering, net of minority interests	—	—	—	327	—	—	327

Amortization of restricted stock compensation, net of minority interests	—	—	—	13	—	—	13
Dividends	—	—	—	—	(1,867)	—	(1,867)
Net loss	—	—	—	—	(5,600)	—	(5,600)

Balance at December 31, 2005	8,000	$80	$86,154	$(299)	$(7,467)	$—	$78,468

See notes to consolidated and combined financial statements

COGDELL SPENCER INC AND COGDELL SPENCER INC. PREDECESSOR
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Company	Predecessor
	November 1, 2005 -	January 1, 2005 -	For the year ended December 31,
	December 31, 2005	October 31, 2005	2004	2003
Operating activities:
Net income (loss)	$(5,600)	$3,824	$8,044	$3,671
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Minority interests in operating partnership	(3,055)	—	—	—
Depreciation of real estate properties	2,713	8,332	9,456	9,615
Depreciation of corporate furniture, fixtures and equipment	14	89	94	95
Amortization of acquired ground leases, acquired in place lease value and deferred leasing costs	1,415	59	70	87
Amortization of acquired above market leases and acquired below market leases, net	(134)	—	—	—
Amortization of debt premium	(49)	(40)	—
Amortization of deferred finance costs	31	411	485	618
Amortization of restricted stock compensation	13	—	—	—
Loss (gain) on unconsolidated real estate partnerships	(3)	47	60	74
Change in fair value of interest rate swap agreements	(14)	(2,436)	(2,874)	(652)
Compensation expense for fully vested equity grants	6,384	—	—	—
Write-off of debt premium upon extinguishment of debt	(70)	—	—	—
Changes in operating assets and liabilities:
Other assets	137	(2,112)	(469)	(181)
Accounts payable and accrued expenses	(147)	2,138	1,223	(589)

Net cash provided by operating activities	1,635	10,312	16,089	12,738
Investing activities:
Cash paid in Formation Transactions, net of cash assumed	(27,032)	—	—	—
Acquisition and development of real estate properties	(2,715)	(6,067)	(13,182)	(7,581)
Proceeds from sale of real estate properties and capital lease	51	61	73	556
Advances to unconsolidated real estate partnerships	—	(82)	(209)	(170)
Distributions received from unconsolidated real estate partnerships	—	—	54	—
Decrease (increase) in restricted cash	2,234	149	(503)	(328)

Net cash used in investing activities	(27,462)	(5,939)	(13,767)	(7,523)
Financing activities:
Proceeds from mortgage notes payable	4,550	1,987	32,084	11,600
Repayments of mortgage notes payable	(71,357)	(4,154)	(19,264)	(11,012)
Proceeds from line of credit	19,600	3,198	—	498
Repayments to line of credit	(4,711)	—	(525)	—
Equity contributions to Predecessor entities	—	142	3,349	592
Net proceeds from sale of common stock	91,368
Dividends and distributions	(2,886)	(7,026)	(13,143)	(7,661)
Termination of interest rate swap agreement	(222)
Payment of deferred financing costs	(944)	(10)	(621)	(356)

Net cash provided by (used in) financing activities	35,398	(5,863)	1,880	(6,339)

Increase (decrease) in cash and cash equivalents	9,571	(1,490)	4,202	(1,124)
Balance at beginning of period	—	13,459	9,257	10,381

Balance at end of period	$9,571	$11,969	$13,459	$9,257

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$1,672	$10,464	$12,045	$12,616

Supplemental cash flow information — noncash investing and financing activities:
Acquisitions (See Note 4 for purchase price allocation):
Common stock and limited partnership units issued in connection with the acquisition of real estate properties, net of EITF 94-2 historical cost basis adjustment	$55,773	$—	$—	$—
Debt assumed with purchase of properties	212,393	—	—	2,886
Assumption of accounts payable and accrued expenses and interest rate swap agreements	5,194	—	—	—
Assumption of construction in progress, restricted cash, and other assets	5,016	—	—	—
Contributions receivable	—	178	—	—
Accrued distributions	—	2,348	—	—
Negative carrying amount in unconsolidated real estate partnership distributed to owners	—	124	—	—
Property contribution from member	—	—	3,395	—
Property distribution to member	—	—	985	—
See notes to consolidated and combined financial statements

COGDELL SPENCER INC. AND COGDELL SPENCER INC. PREDECESSOR
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
1. Organization and Ownership
Cogdell Spencer Inc. Predecessor (the “Predecessor”) was engaged in the business of owning, developing, redeveloping, acquiring and managing medical office buildings and other healthcare related facilities (the “Medical Properties”) primarily in the southeastern United States. The Predecessor was not a legal entity, but represented a combination of certain real estate entities based on common management. During all periods presented in the accompanying combined financial statements of the Predecessor it had the responsibility for the day-to-day operations of such combined entities. Cogdell Spencer Advisors, Inc. had management agreements with other entities that have not been combined with the Predecessor entities as other partners or members are not contributing their interests as part of the formation transactions discussed below.
James W. Cogdell (the “Founder”) formed Cogdell Spencer Inc. (the “Company”) with the intent to qualify as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and to effect an initial public offering (the “Offering”) of the common stock of the Company. The Company completed its initial public offering on November 1, 2005. The Offering resulted in the sale of 5,800,000 shares of common stock at a price of $17.00 per share, generating gross proceeds to the Company of $98,600. On November 29, 2005, an additional 300,000 shares of common stock were sold at $17.00 per share as a result of the underwriters exercising their over-allotment option, generating gross proceeds to the Company of $5,100. The aggregate proceeds to the Company, net of underwriter’s discounts, commissions and financial advisory fees and other offering costs, were approximately $89,900.
On November 1, 2005, concurrent with the consummation of the Offering, the Company and a newly formed majority-owned limited partnership, Cogdell Spencer LP (the “Operating Partnership”), and its taxable REIT subsidiary, together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor, engaged in certain formation transactions (the “Formation Transactions”). The Operating Partnership received a contribution of interests in the Predecessor in exchange for units of limited partnership interest in the Operating Partnership, shares of the Company’s common stock and/or cash (see Note 4). Substantially all of the operations of the Company are carried out through the Operating Partnership. A wholly-owned subsidiary of the Company is acting as sole general partner of the Operating Partnership.
The Company, through its Operating Partnership, is a self-advised, self-managed business engaged in the ownership, development, redevelopment, acquisition and management of medical office buildings and other healthcare related facilities in the United States. The Company and the Operating Partnership had no operations prior to the Offering.

1. Organization and Ownership (continued)
The Predecessor consists of Cogdell Spencer Advisors, Inc., and the limited liability companies and partnerships as shown in the following chart:

Entity	Property Location	Property Type	Number of Properties
Augusta Medical Partners, LLC	Augusta, GA	Medical Office	4
Baptist Northwest Limited Partnership	Columbia, SC	Medical Office	1
Barclay Downs Associates, LLC/Matthews Land Group, LLC	Charlotte, NC	Corporate Offices	1
Beaufort Medical Plaza, LLC	Beaufort, SC	Medical Office	1
Cabarrus Medical Partners, LLC	Greater Concord, NC	Medical Office	5
Cabarrus POB, LLC	Concord, NC	Medical Office Wellness,	1
Cogdell Investors (Birkdale), LLC	Huntersville, NC	Medical Office	1
Cogdell Investors (Mallard), LLC	Charlotte, NC	Medical Office	1
Cogdell Investors (Birkdale II), LLC	Huntersville, NC	Retail Center	1
Copperfield MOB, LLC	Concord, NC	Medical Office	1
East Jefferson Medical Office Building Limited Partnership	Metairie, LA	Medical Office	1
East Jefferson Medical Specialty Building Limited Partnership	Metairie, LA	Medical Office	1

East Rocky Mount Kidney Center, LLC	Rocky Mount, NC	Medical Office, Kidney Dialysis	1
Franciscan Development Company, LLC	Ashland, KY	Medical Office, Surgery	1
Gaston MOB, LLC	Gastonia, NC	Medical Office	1
HMOB Associates Limited Partnership	Columbia, SC	Medical Office	1
Medical Arts Center of Orangeburg General Partnership	Orangeburg, SC	Medical Office	1
Medical Investors, LLC, Medical Investors I, LLC, Medical Investors III, LLC	Charlotte, NC and Charleston, SC	Medical Office	5
Medical Park Three Limited Partnership	Columbia, SC	Medical Office	1
Mulberry Medical Park Limited Partnership	Lenoir, NC	Medical Office	1
Providence Medical Office Building, LLC	Columbia, SC	Medical Office	3
River Hills Medical Associates, LLC	Little River, SC	Medical Office	1
Rocky Mount Kidney Center Limited Partnership	Rocky Mount, NC	Medical Office, Kidney Dialysis	1
Rocky Mount MOB, LLC	Rocky Mount, NC	Medical Office	1
Rocky Mount Medical Park Limited Partnership	Rocky Mount, NC	Medical Office	1
Roper MOB, LLC	Charleston, SC	Medical Office	1
Rowan OSC Investors, LLC	Salisbury, NC	Surgery Center	1
St. Francis Community MOB, LLC	Greenville, SC	Medical Office	2
St. Francis Medical Plaza, LLC	Greenville, SC	Medical Office	2
West Medical Office I, LLC	Charleston, SC	Medical Office	1

2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated and combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and represent the assets and liabilities and operating results of the Company and the Predecessor. The consolidated financial statements include the Company’s accounts, its wholly-owned subsidiaries, as well as the Operating Partnership and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation and combination. The accounting policies of the Predecessor and the Company are consistent with each other, except as noted.
Use of Estimates in Financial Statements
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Significant estimates and assumptions are used by management in determining the useful lives of real estate properties and the initial valuations and underlying allocations of purchase price in connection with real estate property acquisitions. Actual results may differ from those estimates.
Revenue Recognition
The Company recognizes revenues related to leasing activities at properties owned by the Company, management fees related to managing third party properties, development fees related to the general oversight of medical property development, other advisory fees, and operating expense reimbursement for payroll related and other expenses incurred by third party properties managed by the Company.
Rental income related to non-cancelable operating leases is recognized as earned over the life of the lease agreements on a straight-line basis. Rental income recognized on a straight-line basis for certain lease agreements results in recognized revenue exceeding amounts contractually due from tenants. These leases generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes. At times the Company will receive cash payments at the inception of the lease for tenant improvements and these amounts are amortized into rental revenue over the life of the lease. These amounts are included in “Accounts payable and accrued expenses” in the consolidated and combined balance sheets. The Company monitors the creditworthiness of its tenants on a regular basis and maintains an allowance for doubtful accounts. Such amount is immaterial to the financial statements.
The Company recognizes sales of real estate properties upon closing. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. This includes the buyer’s initial and continuing investments being adequate to demonstrate a commitment to pay for the property and the Company not having substantial continuing involvement whereby the usual risks and rewards of ownership would not be transferred to the buyer. Profit may be deferred in whole or part until the sales meet the requirements of profit recognition on sales of real estate under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Sales of Real Estate” (“SFAS No. 66”).
The Company receives fees for property management and development and consulting services provided from time to time to third parties which are reflected as fee revenue. Management fees are generally based on a percentage of revenues for the month as defined in the related property management agreements. Development and advisory fees are recorded based on a percentage of completion method using management’s best estimate of time and costs to complete projects. There are no significant over-billed or under-billed amounts and changes in estimates during the three years ended December 31, 2005 have not been material. Other income on the Company’s statement of operations generally includes income incidental to the operations of the Company and is recognized when earned. Interest income includes the amortization on unearned income related to a sales-type capital lease.
The Company pays certain payroll and related costs related to the operations of third party properties that are managed by the Company. Under terms of the related management agreements, these costs are reimbursed by the third party property owners. The amounts billed to the third party owners are recognized as revenue in accordance with FASB Emerging Issues

Task Force (“EITF”) Abstract No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out of Pocket” Expenses Incurred.”
Fee revenue for the year ended December 31, 2004, includes $617 of revenue related to a project where services were performed prior to 2004 but collectibility was not assured. During 2004, payment for services performed was received and the revenue has been reflected as fee revenue in 2004.
Income Taxes
The Company will elect to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended, when it files its federal income tax return for December 31, 2005. REITs are subject to a number of organizational and operational requirements, including a requirement that 90% of ordinary taxable income to be distributed. As a REIT, the Company will generally not be subject to federal income tax to the extent that it meets the organization and operational requirements and distributions exceed taxable income. For the year ended December 31, 2005, the Company met the organization and operational requirements and distributions exceeded net taxable income. Accordingly, no provision has been made for federal and state income taxes.
Cogdell Spencer Advisors, LLC (“CSA, LLC”), wholly-owned by the Operating Partnership, has elected to be a Taxable REIT Subsidiary. As a Taxable REIT Subsidiary, the operations of CSA, LLC are generally subject to corporate income taxes. For the year ended December 31, 2005, CSA, LLC incurred a net operating loss for income tax purposes. The Company has recorded a full valuation allowance against the net deferred tax assets and believes that these assets and related valuation allowances are immaterial to the accompanying consolidated financial statements.
The distribution of $0.2333 for the period November 1, 2005 through December 31, 2005 and paid December 27, 2005, was classified for income tax purposes, and to be reported to stockholders, as five percent (5%) taxable ordinary dividend and ninety-five (95%) return of capital (non-taxable).
No provision for income taxes is included in the Predecessor’s combined financial statements, as each shareholder, partner or member is individually responsible for reporting its respective share of the S-Corporation’s, partnership’s or limited liability company’s taxable income or loss in its income tax returns.
Comprehensive Income or Loss
The Company did not have any items of comprehensive income or loss other than net income in the three years ended December 31, 2005.
Cash and Cash Equivalents
The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. Restricted cash and short-term investments are excluded from cash for the purpose of preparing the combined statements of cash flows.
The Company maintains cash balances in various banks. At times the amounts of cash may exceed the $100 amount insured by the FDIC. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.
Restricted Cash
Restricted cash includes escrow accounts held by lenders. Restricted cash also includes proceeds from property sales deposited with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations.

Real Estate Properties
Land, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. For developed properties, direct and indirect costs that clearly relate to projects under development are capitalized in accordance with FASB SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” Costs include construction costs, professional services such as architectural and legal costs, travel expenses, capitalized interest and direct payroll and other acquisition costs. Capitalization of interest ceases when the property is ready for its intended use, which is generally near the date that a certificate of occupancy is obtained.
Depreciation and amortization is computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over 20 to 50 years. Tenant improvement costs, which are included in building and improvements in the consolidated and combined balance sheets, are depreciated over the shorter of (i) the related remaining lease term or (ii) the life of the improvement. Corporate furniture, fixtures and equipment, which are included in “Other assets,” are depreciated over three to seven years.
Acquisitions of properties are accounted for utilizing the purchase method in accordance with FASB SFAS No. 141, “Business Combinations,” and accordingly the purchase cost is allocated to tangible and intangible assets and liabilities based on their relative fair values. The fair value of tangible assets acquired is determined by valuing the property as if it were vacant, applying methods similar to those used by independent appraisers of income-producing property. The resulting value is then allocated to land, buildings, tenant improvements, and furniture, fixtures and equipment based on management’s determination of the relative fair value of these assets. The assumptions used in the allocation of fair values to assets acquired are based on management’s best estimates at the time of evaluation.
Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above-market lease amounts are amortized as a decrease to rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are amortized as an increase to rental revenue over the remaining terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.
The aggregate value of other acquired intangible assets consists of acquired in-place leases and tenant relationships. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease.
As required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company assesses the potential for impairment of its long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate is adjusted to fair value and an impairment loss is recognized.
SFAS No. 144 requires that the operations and gains and losses associated with sales of “components of an entity,” as defined in SFAS No. 144, be reclassified and presented as discontinued operations. The Company generally has no plans to actively engage in the disposition of any specific real estate property or group of real estate properties, but does from time to time dispose of properties in the normal course of business. For the three years ended December 31, 2005, there were no dispositions.

Repairs, Maintenance and Major Improvements
The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. In some circumstances lenders require the Company to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as restricted cash.
Capitalization of Interest
The Company capitalizes interest costs on borrowings incurred during the new construction or redevelopment of qualifying assets. Capitalized interest is added to the cost of the underlying assets and is depreciated over the useful lives of the assets. For the years ended December 31, 2005, 2004 and 2003, the Company capitalized interest of $24, $52, and $13, respectively, in connection with various development projects.
Tenant Receivables
Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for uncollectible accounts. An allowance for uncollectible accounts is made when collection of the full amounts is no longer considered probable. There are allowances for uncollectible accounts for each period presented which are not significant. Tenant receivables and straight-line rent adjustments are recorded in “Other assets” in the accompanying consolidated and combined balance sheets.
Investment in Capital Lease
Investment in capital lease consists of a building on a sales-type capital lease. The Company recognizes the sale in accordance with SFAS No. 66. Unearned income is amortized into interest income using a method that is not materially different from a method that produces a constant periodic rate of return on the net investment in the lease. The interest income is recorded in “Interest and other income.”
Deferred Financing Costs
Deferred financing costs include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using the straight-line method, which approximates the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to earnings. For the year ended December 31, 2003, the Predecessor expensed $180 of deferred finance costs related to material changes in debt agreements. The expense is included in “Interest” in the statements of operations.
Unconsolidated Real Estate Partnerships
The Company reviews its interests in non-consolidated entities to determine if the entity’s assets, liabilities, noncontrolling interests and results of activities should be consolidated by an entity that is included in the consolidated financial statements in accordance with FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company records investments in which it exercises significant influence under the equity method in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Common Stock,” and AICPA Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures.” Equity method investment balances totaling $831 at December 31, 2005 are included in “Other assets” in the consolidated balance sheet. There were no equity investment balances at December 31, 2004. Included in “Other assets” are advances to equity method investees of $695 at December 31, 2004. There were no such advances at December 31, 2005. In circumstances where the real estate partnerships have distributions in excess of the investment and accumulated earnings or experienced net losses in excess of the investment and the Company has guaranteed debt of the entity or otherwise intends to provide financial support, the Company has reduced the carrying value of its investment below zero and recorded a liability in “Accounts payable and accrued expenses.” Services performed for real estate joint ventures and capitalized by real estate joint ventures are recognized to the extent attributable to the outside interests in the real estate joint venture.

Guarantees
The Company records a liability using expected present value measurement techniques for guarantees entered into or modified subsequent to December 31, 2003 in accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”).
Fair Value of Financial Instruments
The Company follows SFAS No. 107, “Disclosures about the Fair Value of Financial Instruments” which requires the disclosure of the fair value of financial instruments for which it is practicable to estimate. The Company does not hold or issue financial instruments for trading purposes. The Company considers the carrying amounts of cash and cash equivalents, restricted cash, tenant receivables, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The Company has estimated the fair value of the mortgages and notes payable utilizing present value techniques. At December 31, 2005, the carrying amount and estimated fair value of the mortgages and notes payable was $160,234 and $160,745, respectively. At December 31, 2004, the carrying amount and estimated fair value of the mortgages and notes payable was $214,818 and $214,983, respectively.
Offering Costs
Underwriting commissions and other offering costs are reflected as a reduction in additional paid-in capital.
Stock Based Compensation
The Company accounts for stock based compensation, including restricted stock grants and fully vested long-term incentive units granted in connection with the Offering, in accordance with SFAS No. 123R (Revised), “Share-Based Payment” (“SFAS 123R”). The Company measures the compensation cost based on the estimated fair value of the award at the grant date. The estimate is based on the share price of the common stock at the grant date. Where an observable market value of a similar instrument is not available an option-pricing model is utilized. The compensation cost is recognized as an expense over the requisite service period required for vesting.
The estimated fair value of fully vested stock awards and long-term incentive units (“LTIP”) granted on the offering date was recorded as an expense upon closing of the Offering. The estimated fair value of the restricted stock granted by the Company is being amortized over the vesting period of the restricted stock agreements. On November 1, 2005, the Company recorded compensation expense of $6.384 million related to the grant of vested equity incentives in connection with the completion of the Offering.
Reclassifications
Certain 2004 and 2003 amounts have been reclassified to conform to the 2005 presentation. The reclassifications did not affect previously reported owners’ equity or net income. These reclassifications include the reclassification of the operating results of one property to discontinued operations. For additional information, see Note 4, “Acquisitions and Dispositions”
Recent Accounting Pronouncements
In June 2005, the FASB ratified the EITF’s consensus on Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). This consensus establishes the presumption that general partners in a limited partnership control that limited partnership regardless of the extent of the general partner’s ownership interest in the limited partnership. The consensus further establishes that the rights of the limited partners can overcome the presumption of control by the general partners, if the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. Whether the presumption of control is overcome is a matter of judgment based on facts and circumstances, for which the consensus provides additional guidance. This consensus is currently applicable for new or modified partnerships, and will otherwise be applicable to existing partnerships in 2006. This consensus applies to limited partnerships or similar entities, such as limited liability companies that have governing provisions that are the functional equivalent of a limited partnership. The Company is currently evaluating if any of the Company’s unconsolidated real estate joint ventures will need to be consolidated in accordance with EITF 04-5. However, the Company does not expect any impact to net income (loss) should any unconsolidated real estate partnerships be required to be consolidated.
In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, and Interpretation of FASB Statement No. 143” (“FIN 47’). FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and through the normal operation of the asset. This interpretation is effective for the fiscal year ended December 31, 2005 and its adoption did not have any effect on the Company’s consolidated financial statements.
In December 2004, the FASB issued SFAS 123R. SFAS 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of share based payments, based on the grant date fair value of those awards, in the financial statements. The Company adopted SFAS 123R effective November 1, 2005. The Predecessor did not issue any share based payments.
3. Minimum Future Rental Revenues
The Company’s properties are generally leased to tenants under non-cancelable, fixed-term operating leases with expirations through 2020. Some leases provide for fixed rent renewal terms or market rent renewal terms. The Company’s leases generally require the lessee to pay minimum rent, additional rent based upon increases in the Consumer Price Index and all taxes (including property tax), insurance, maintenance and other operating costs associated with the leased property.
Future minimum lease payments by tenants under the non-cancelable operating leases as of December 31, 2005 were as follows:

For the year ending:
2006	$37,565
2007	29,794
2008	24,795
2009	18,921
2010	14,009
Thereafter	32,522

$157,606

The Company has one building leased to a tenant under a capital lease that began in 1987 and expires in 2017, with a bargain renewal option through 2027 that the Company intends to exercise. The tenant is the owner of the land and has leased the land to the Company. Upon renewal of the ground lease, the building lease automatically extends for the same 10 year extension period. The components of the “Investment in capital lease” are as follows:

	December 31,	December 31,
	2005	2004
Total minimum lease payments	$14,948	$15,702
Less: Unearned income	(8,449)	(14,079)

Investment in capital lease	$6,499	$1,623

Total minimum lease payments receivable on the capital lease as of December 31, 2005, exclusive of the operating expense reimbursement payments, are as follows:

For the year ending:
2006	$760
2007	766
2008	772
2009	778
2010	784
Thereafter	11,088

$14,948

4. Acquisitions and Dispositions
On November 1, 2005, as discussed in note 1, the Operating Partnership engaged in certain formation transactions that resulted in the acquisition of 44 properties, the acquisition of minority ownership interests in eight real estate properties, and the acquisition of Cogdell Spencer Advisors, Inc. Concurrent with the Formation Transactions, the Company acquired a majority ownership in the Operating Partnership. In connection with the Formation Transactions, 3,831,040 Operating Partnership units and 1,842,274 shares of common stock were issued. The Formation Transactions’ purchase price was allocated as follows:

Operating Partnership units issued	$65,132
Common shares issued	31,319
Cash	36,454
Assumption of liabilities	216,764
Assumption of assets, including cash	(17,916)
EITF 94-2 historical cost basis adjustment	(43,878)

Purchase price to be allocated	$287,875

In accordance with the EITF Abstract No. 94-2, “Treatment of Minority Interests in Certain Real Estate Investment” (“EITF 94-2”) and SEC Staff Accounting Bulletin No. 48, “Transfers of Nonmonetary Assets by Promoters or Stockholders,” the transfers made by the Promoter, James W. Cogdell, in exchange for Operating Partnership units and common shares have been recorded at his historical cost basis. To the extent the other investors exchanged their ownership interests; the acquisition has been recorded at the estimated fair value of the consideration exchanged.
The following is a preliminary allocation of the purchase price in accordance with SFAS 141:

Land	$15,868
Buildings and improvements	238,798
Investment in capital lease	6,550
Acquired above market leases	877
Acquired in place lease value and deferred leasing costs	22,399
Acquired ground leases	2,661
Goodwill	2,875
Other assets	1,712
Premium, net on assumed debt	(823)
Acquired below market leases	(3,042)

Total purchase price allocated	$287,875

On November 1, 2005, the Company, through its Operating Partnership, acquired 190 Andrews Medical Office Building located in Greenville, South Carolina from unaffiliated third parties. The property was acquired in exchange for 188,236 Operating Partnership units, equal to $3,200, based upon the Offering price of $17.00 per share, and the assumption of $53 in cash, for a total consideration of $3,147. The following table is a preliminary allocation of the purchase price in accordance with SFAS 141. The pro forma results had the building been acquired at the beginning of the year would have been immaterial to both revenue and net income for the year.

Building and improvements	$2,663
Acquired in place lease value and deferred leasing costs	221
Acquired ground lease	274
Acquired below market leases	(11)

Total purchase price allocated	$3,147

In connection with an acquisition in July 2004, the Predecessor formed Rowan OSC Investors, LLC (“Rowan OSC Investors”), which acquired a surgery center, and in connection with an acquisition in June 2003, the Predecessor formed Barclay Downs Associates, LLC (“Barclay Downs”), which acquired an office building. Both properties were acquired for investment purposes. Barclay Downs is also the location of the Company’s corporate offices. The purchase prices were allocated as follows:

	Rowan OSC
	Investors	Barclay Downs
Land	$607	$2,396
Building and improvements	3,305	2,827
Acquired in place lease value and deferred leasing costs	290	—
Debt premium	—	(228)

Total purchase price	$4,202	$4,995

Barclay Downs assumed $2,886 of debt from the seller and paid $2,109 in cash. Rowan OSC Investors was purchased for cash. No intangible assets were recorded related to the Barclay Downs acquisition because the single tenant defaulted on their lease. The pro forma results if either building had been acquired at the beginning of the year would have been immaterial to both revenue and net income for each respective year. Amortization expense and accumulated amortization related to intangible assets for the year ended December 31, 2004 were $7. There have been no other recent acquisitions that would have required purchase accounting, thus no other such intangible assets are recorded.
On July 17, 2006, the Company sold the building known as Cabarrus Pediatrics located in Concord, North Carolina, to NorthEast Medical Center for proceeds of $1,935. The Company recorded a gain from sale of $435 from the sale subsequent to the year ended December 31, 2005.
In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” net income and gain on disposition of real estate for real estate properties sold are reflected in the consolidated statements of operations as “discontinued operations” for all periods presented. In addition, the assets and liabilities of this property are separately reflected in “Other assets –held for sale” in the condensed consolidated balance sheets for all periods presented. Below is a summary of discontinued operations for the property sold during 2006 (in thousands):

	Company	Predecessor
	November 1, 2005 -	January 1, 2005 -	For the year ended December 31,
	December 31, 2005	October 31, 2005	2004	2003
Revenues:
Rental	$38	$192	$217	$210

Total revenues	38	192	217	210

Property operating expenses	13	66	81	84
General and administrative	—	1	1	1
Depreciation and amortization	17	36	59	37
Interest expense	12	53	43	41

Income from discontinued operations before minority interest	(4)	36	33	47

Minority interests in operating partnership	1	—	—	—

Total discontinued operations	$(3)	$36	$33	$47

5. Mortgages, Notes Payable and Guarantees
     Mortgages and notes payable consist of the following:

	Outstanding at	Outstanding at		Interest Rate at
	December 31,	December 31,	Stated Interest	December 31,	Maturity
Entity	2005	2004	Rate	2005	Date	Amortization

Augusta Medical Partners, LLC	$—	$25,238	—	—	—	—
Baptist Northwest Medical Park LP	2,344	2,388	8.25%	8.25%	2/1/2011	25 years
Beaufort Medical Plaza, LLC	5,270	5,379	LIBOR + .95	5.34	8/18/2008	25 years
Cabarrus Medical Partners, LLC	10,378	10,560	LIBOR + 1.50(1)	5.89	12/15/2014	25 years
Cabarrus POB, LLC	—	8,359	—	—	—	—
Cogdell Investors (Birkdale), LLC	7,758	7,884	6.75	6.75	10/1/2008	25 years
Cogdell Investors (Mallard), LLC	—	6,008	—	—	—	—
Cogdell Investors (Birkdale II), LLC	—	944	—	—	—	—
Copperfield MOB, LLC	—	3,950	—	—	—	—
East Jefferson Medical Office Building LP	9,773	9,945	6.01	6.01	8/10/2014	25 years
East Rocky Mount Kidney Center, LLC	—	1,053	—	—	—	—
Franciscan Development Company, LLC	—	10,679	—	—	—	—
Gaston MOB, LLC	17,358	18,150	LIBOR + 1.25	5.64	11/22/2007	25 years
Gaston MOB, LLC	—	14	—	—	—	—
HMOB Associates Limited Partnership	5,935	6,116	5.93	5.93	11/1/2013	20 years
Barclay Downs Associates, LLC	—	2,721	—	—	—	—
Barclay Downs Associates, LLC	4,550		6.50	6.50	11/15/2012	25 years (6)
Matthews Land Group, LLC/Barclay Downs Associates, LLC	—	1,538	—	—	—	—
Medical Arts Center of Orangeburg GP	2,723	2,812	5.95	5.95	12/18/2007	20 years
Medical Investors I, LLC	8,962	9,109	LIBOR + 1.85	6.24	12/10/2007	25 years
Medical Investors III, LLC	—	4,737	—	—	—	—
Medical Park Three Limited Partnership	8,418	8,583	5.55	5.55	3/25/2014	25 years
Mulberry Medical Park LP	1,152	1,207	5.95	5.95	10/15/2006	20 years
Providence Medical Office Building, LLC	9,206	9,398	6.12	6.12	1/12/2013	25 years
River Hills Medical Associates, LLC	3,161	3,247	LIBOR + 2.00	6.39	11/30/2008	22 years
River Hills Medical Associates, LLC	—	300	—	—	—	—
River Hills Medical Associates, LLC	—	401	—	—	—	—
Rocky Mount Kidney Center LP	1,141	1,173	6.25	6.25	1/21/2009	20 years
Rocky Mount MOB, LLC	—	4,355	—	—	—	—
Rocky Mount MOB, LLC	—	73	—	—	—	—
Rocky Mount Medical Park LP	7,953	8,122	Prime	7.25	8/15/2008	25 years
Rocky Mount Medical Park LP	—	362	—	—	—	—
Roper MOB, LLC	10,164	10,280	LIBOR + 1.50	5.89	7/10/2009	18 years(2)
Rowan OSC Investors, LLC	3,547	3,614	6.00	6.00	7/6/2014	25 years
St. Francis Community MOB, LLC	9,448	9,603	LIBOR + 1.40	5.79	8/18/2007	25 years
St. Francis Community MOB, LLC	—	95	—	—	—	—
St. Francis Community MOB, LLC	—	114	—	—	—	—
St. Francis Medical Plaza, LLC	10,689	10,964	LIBOR + 1.325	5.72	2/15/2006	25 years
St. Francis Medical Plaza, LLC	—	44	—	—	—	—
West Medical Office I, LLC	—	3,413	—	—	—	—
West Medical Office I, LLC	—	257	—	—	—	—
Cogdell Spencer Advisors, Inc.(3)	—	975	—	—	—	—
Cogdell Spencer Advisors, Inc	—	490	—	—	—	—
Cogdell Spencer Advisors, Inc	—	48	—	—	—	—
Cogdell Spencer LP (4)(5)	19,600	—	—	5.50	10/31/2008	—

Total	159,530	214,702
Premium, net	704	116

Total debt (7)	$160,234	$214,818

(1)	Maximum interest of 8.25%; Minimum interest rate of 3.25%.

(2)	Interest only through July 2005.

(3)	Revolving line of credit, repaid November 2005.

(4)	Unsecured revolving credit facility.

(5)	The interest rate is, at the Company’s election, either (1) LIBOR plus a margin of between 100 to 130 basis points based on the Company’s leverage ratio or (2) the higher of the federal funds rate plus 50 basis points or Bank of America, N.A.’s prime rate.

(6)	Interest only through January 2008.

(7)	$1,260 and $1,282 at December 31, 2005 and 2004, respectively, is included in “Other liabilities – held for sale”.

The LIBOR rate was 4.39% and 2.40% at December 31, 2005 and 2004, respectively. The prime rate was 7.25% and 5.25% at December 31, 2005 and 2004, respectively.
On November 1, 2005, the Company, as guarantor, and the Operating Partnership entered into a $100,000 unsecured revolving credit facility (the “Credit Facility”), with a syndicate of financial institutions (including Bank of America, N.A., Citicorp North America, Inc. and Branch Banking & Trust Company) (collectively, the “Lenders”), with Bank of America, N.A., as the administrative agent for the Lenders, and Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers. The Credit Facility is available to fund working capital and other corporate purposes; finance acquisition and development activity; and refinance existing and future indebtedness. The Credit Facility permits the Operating Partnership to borrow up to $100,000 of revolving loans, with sub-limits of $25,000 for swingline loans and $25,000 for letters of credit.
The Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full three years from November 1, 2005, subject to a one-year extension, at the Operating Partnership’s option. The Credit Facility also allows for up to $150,000 of increased availability (to a total aggregate available amount of $250,000), at the Operating Partnership’s option but subject to each Lender’s option to increase its commitments. This Credit Facility is guaranteed by the Company and certain of its subsidiaries. The interest rate on loans under the Credit Facility equals, at the Company’s election, either (1) LIBOR plus a margin of between 100 to 130 basis points based on the Company’s leverage ratio or (2) the higher of the federal funds rate plus 50 basis points or Bank of America, N.A.’s prime rate.
The Credit Facility contains customary terms and conditions for credit facilities of this type, including: (1) limitations on our ability to (A) incur additional indebtedness, (B) make distributions to our stockholders, subject to complying with REIT requirements, and (C) make certain investments, (2) maintenance of a pool of unencumbered assets subject to certain minimum valuations thereof and (3) requirements for us to maintain certain financial coverage ratios. These customary financial coverage ratios and other conditions include a maximum leverage ratio (65%, with flexibility for one two quarter increase to not more than 75%), minimum fixed charge coverage ratio (175%), maximum combined secured indebtedness (50%), maximum recourse indebtedness (15%), maximum unsecured indebtedness (60%, with flexibility for one two quarter increase to not more than 75%), minimum unencumbered interest coverage ratio (200%) and minimum combined tangible net worth ($30 million plus 85% of net proceeds of equity issuances by the Company and its subsidiaries after November 1, 2005).
As of December 31, 2005 there was $79,900 available under the Company’s Credit Facility. There was $19,600 outstanding at December 31, 2005 and $500 of availability is restricted related to an outstanding letter of credit.
The mortgages are collateralized by property and payments are made monthly.
Scheduled maturities of mortgages and notes payable as of December 31, 2005 are as follows:

For the year ending:
2006	$14,809
2007	36,821
2008	47,022
2009	11,597
2010	1,456
Thereafter	47,825

Total mortgages and notes payable	$159,530

Certain of the Company’s mortgage notes payable and the Company’s Credit Facility require that the Company comply with certain affirmative, negative and financial covenants. The Company was in compliance with the covenants as of December 31, 2005.

Guarantees
The Company has guaranteed, in the event of a default, the mortgage notes payable for two unconsolidated real estate joint ventures. An initial liability of $131 has been recorded for these guarantees using expected present value measurement techniques. For one mortgage note payable with a principal balance of approximately $11,100 at December 31, 2005, the guarantee will be released upon completion of the project and commencement of rental income, which is expected to occur in the second quarter of 2006. The other guarantee, with a principal balance of approximately $9,200 at December 31, 2005, will be released upon the full repayment of the mortgage note payable, which matures in December 2006. The mortgages are collateralized by property and the collateral will revert to the guarantor in the event that the guarantee is performed.
6. Derivative Financial Instruments — Interest Rate Swap Agreements
The Company utilizes interest rate swap agreements to reduce its exposure to variable interest rates associated with certain of its mortgage notes payable. These agreements involve an exchange of fixed and floating interest payments without the exchange of the underlying principal amount (the “notional amount”). The net difference between the interest paid and the interest received is reflected as an adjustment to interest expense.
The interest rate swap agreements have been recorded on the balance sheet at their estimated fair values and included in “Other assets” or “Interest Rate Swap Agreements.” The agreements have not been designated for hedge accounting and, accordingly, any changes in fair values are recorded in interest expense. For the years ended December 31, 2005, 2004 and 2003, ($2,451), ($2,874), and ($652), respectively, was recorded as a decrease in interest expense as a result of the change in the interest rate swap agreements’ fair value. The following table summarizes the terms of the agreements and their fair values at December 31, 2005 and 2004:

	Notional
	Amount as of
	December 31,			Effective	Expiration	December 31, 2005		December 31, 2004
Entity	2005	Receive Rate	Pay Rate	Date	Date	Asset	Liability	Asset	Liability
Augusta Medical Partners, LLC (1)	$25,211	1 Month LIBOR	5.75%	5/25/2001	6/26/2006	$—	$—	$—	$941
Beaufort Medical Plaza, LLC	5,165	1 Month LIBOR	5.81	10/25/1999	7/25/2008	—	133	—	371
Gaston MOB, LLC	17,358	1 Month LIBOR	3.25	1/23/2003	11/22/2007	467	—	121	—
Medical Investors I, LLC	8,962	1 Month LIBOR	4.82	2/10/2003	12/10/2007	—	37	—	377
River Hills Medical Associates, LLC	3,161	1 Month LIBOR	3.63	3/10/2003	12/15/2008	94	—	10	—
Roper MOB, LLC	10,280	1 Month LIBOR	4.45	7/26/2004	7/10/2009	90	—	—	186
St. Francis CMOB, LLC (2)	9,265	1 Month LIBOR	5.58	4/3/2001	8/18/2005	—	—	—	171
St. Francis Medical Plaza, LLC (2)	10,956	1 Month LIBOR	5.52	1/8/1999	12/15/2005	—	—	—	276

						$651	$170	$131	$2,322

(1)	Notional amount as of December 31, 2004, swap terminated in 2005.

(2)	Notional amount as of December 31, 2004, expired in 2005.
7. Commitments and Contingencies
Construction in Progress
As of December 31, 2005, the Company had no unfunded financing commitments from financial institutions relating to properties under development.

Operating Leases
The Company makes payments under operating lease agreements relating to various equipment leases and ground leases related to many of the Company’s properties. Future minimum lease commitments under these leases are as follows:

For the year ending:
2006	$116
2007	100
2008	98
2009	95
2010	95
Thereafter	1,997

$2,501

Many of the ground leases effectively limit the Company’s control over various aspects of the operation of the applicable building, restrict the Company’s ability to transfer the building and allow the lessor the right of first refusal to purchase the building and improvements. All the ground leases provide for the property to revert to the lessor for no consideration upon the expiration of the ground lease.
Tax Protection Agreements
In connection with the Formation Transactions, the Company entered into a tax protection agreement with the former owners of each contributed property who received OP units.
Pursuant to these agreements, the Company will not sell, transfer or otherwise dispose of any of the properties (each a “protected asset”) or any interest in a protected asset prior to the eighth anniversary of the closing of the offering unless:
(1)	a majority-in-interest of the holders of interests in the existing entities (or their successors, which may include the Company to the extent any OP units have been redeemed or exchanged) with respect to such protected asset consent to the sale, transfer or other disposition; provided, however, with respect to three of the existing entities, Cabarrus POB, LLC, Medical Investors I, LLC and Medical Investors III, LLC, the required consent shall be a majority-in-interest of the beneficial owners of interests in the existing entities other than Messrs. Cogdell and Spencer and their affiliates; or

(2)	the operating partnership delivers to each such holder of interests, a cash payment intended to approximate the holder’s tax liability related to the recognition of such holder’s built-in gain resulting from the sale of such protected asset; or

(3)	the sale, transfer or other disposition would not result in the recognition of any built-in gain by any such holder of interests.
Litigation
In the normal course of business, the Company is subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain with certainty the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, in excess of amounts provided or covered by insurance, are not expected to have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

Indemnities
At times the Company may be obligated per agreement to indemnify another party with respect to certain matters. Typically, these obligations arise in contracts into which the Company enters, under which it customarily agrees to hold the other party harmless against certain losses arising from breaches of representations, warranties and/or covenants related to such matters as, among others, title to assets, specified environmental matters, qualification to do business, due organization, non-compliance with restrictive covenants, laws, rules and regulations, maintenance of insurance and payment of tax bills due and owing. Additionally, with respect to office lease agreements that are entered into as landlord, the Company may also indemnify the other party against damages caused by its willful misconduct or negligence associated with the operation and management of the building. Although no assurances with certainty can be made, it is believed that if the Company were to incur a loss in any of these matters, such loss would not have a material effect on the Company’s financial condition or results of operations. Historically, payments made with regard to these agreements have not had a material effect on the Company’s financial condition or results of operations.
8. Investments in Real Estate Partnerships – Company
As of December 31, 2005, the Company has an ownership interest in six limited liability companies or limited partnerships. The following is a description of each of the entities:
•	Cabarrus Land Company, LLC, a North Carolina limited liability company, founded in 1987, 5.0% owned by the Company, and owns one medical office building,

•	Mary Black MOB Limited Partnership, a South Carolina limited partnership, founded in 1988, 9.6% owned by the Company, and owns one medical office building,

•	Mary Black MOB II Limited Partnership, a South Carolina limited partnership, founded in 1993, 1.0% owned by the Company, and owns one medical office building,

•	Mary Black Westside Medical Park I Limited Partnership, a South Carolina limited partnership, founded in 1991, 5.0% owned by the Company, and owns one medical office building,

•	McLeod Medical Partners, LLC, a South Carolina limited liability company, founded in 1982, 1.1% owned by the Company, and owns three medical office buildings, and

•	Rocky Mount MOB, LLC, a North Carolina limited liability company, founded in 2002, 34.5% owned by the Company, and owns one medical office building.
The Company accounts for these unconsolidated real estate partnerships under the equity method of accounting based on the Company’s ability to exercise significant influence. The Company manages the properties owned by these entities and receives property management fees, leasing fees, and expense reimbursements. The following is a summary of financial information for the limited liability companies and limited partnerships as of December 31, 2005 and for the period November 1 through December 31, 2005. The information set forth below reflects the financial position and operations of the entities in their entirety, not just the Company’s interest in the real estate partnership.

December 31, 2005
Financial position:
Total assets	$32,606
Total liabilities	23,752
Members’ equity	8,854

November 1, 2005 -
December 31, 2005
Results of operations:
Revenues	$1,070
Operating and general and administrative expenses	375
Net income	44

9. Investments in Real Estate Partnerships – Predecessor
The Predecessor held a significant variable interest in five Variable Interest Entities (“VIEs”) as defined in FIN 46R; however, the Predecessor and the Founder, individually or jointly, were not the primary beneficiaries. On July 31, 2005, the Predecessor transferred all of its ownership in Cogdell Investors (CFVN), LLC, Cogdell Investors (Charleston), LLC, Cogdell Investors (Lenoir), LLC, Cogdell Investors (OSS), LLC, and Cogdell Investors Gulfport MOB, LLC to its owners. Due to the Predecessor’s share of equity losses exceeding its investments, these investments had a negative carrying value of $124. On the transfer date, $124 was recorded as a negative distribution in “Predecessor’s owners’ deficit” and the negative carrying value was removed from the balance sheet.
The five limited liability companies each own a medical office building and were initially 100% financed by a third party lender. The Predecessor’s commitment was limited to its initial capital contribution, which was de minimis. The lessees under each of the master leases have the ability to purchase the Predecessor’s and members’ ownership in the VIEs for an amount based on a multiple of historical cash flows received by the Predecessor and the members or a fixed amount. The lessees under each of the master leases are entitled to a rent rebate equal to the excess cash flows as defined in the lease agreements, thus the historical cash flows received by the Predecessor were fixed at an immaterial amount. If operating or financing expenses are greater than expected, the lessees’ rent is adjusted to reflect the increased costs. As a result of the lease agreement and the ability to purchase the Predecessor’s and members’ ownership, the lessee bears a majority of expected losses and expected residual returns and the risks and rewards of ownership of the property did not reside with the Predecessor.
The Predecessor provided asset management, financing, legal, development, and marketing services to the VIEs and receives fees based on a percentage of revenue, typically 1-2% of revenue. The Predecessor received property management fees for management services performed for the VIEs. The Company continues to manage these properties. The mortgage notes payable were non-recourse to the Predecessor (except as discussed in Note 5 — Guarantees). These investments were accounted for under the equity method of accounting. Significant accounting policies used by the VIEs were similar to those used by the Predecessor. The aggregate assets and liabilities of the five VIEs were $49,738 and $54,552, respectively, at December 31, 2004. The aggregate revenues for the five VIEs were $5,725 for the year ended December 31, 2004. The Predecessor recognized fee revenue and expense reimbursements of $749 for the period January 1, 2005 through October 31, 2005 and $806 and $479 for the years ended December 31, 2004 and 2003, respectively, related to these entities. The Predecessor’s loss on these entities for the ten months ended October 31, 2005, was $26 and for the years ended December 31, 2004 and 2003, the loss was $42 and $52, respectively.
The Predecessor has investments in limited liability companies and limited partnerships that are accounted for under the equity method of accounting based on the Predecessor’s ability to exercise significant influence. These entities primarily own medical office buildings or hold investments in companies that own medical office buildings. The following is a summary of financial information for the limited liability companies and limited partnerships, excluding the five VIEs, as of and for the periods indicated:

December 31,
2004
Financial position:
Total assets	$34,320
Total liabilities	26,630
Members’ equity	7,690

	Ten months
	ended October 31,	Years ended December 31,
	2005	2004	2003
Results of operations:
Revenues	$5,126	$5,604	$3,949
Operating and general and administrative expenses	2,527	2,302	1,630
Net income	466	663	655

10. Stockholders Equity
Shares and Units
An Operating Partnership unit and a share of the Company’s common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. An Operating Partnership unit may be redeemed for cash, or, at the Company’s option, exchanged for shares of common stock on a one-for-one basis after one year from issuance. An LTIP unit is generally the economic equivalent of an Operating Partnership unit.
Dividends
On November 28, 2005, the Company declared a dividend to common stockholders of record and the Operating Partnership declared a distribution to Unit holders of record, in each case as of December 15, 2005, totaling approximately $2,886 or $0.2333 per share or unit, covering the period from the completion of the Offering on November 1, 2005 through December 31, 2005. The dividend and distribution were paid on December 27, 2005. The dividend and distribution were equivalent to an annual rate of $1.40 per share and unit.
Distributions
Earnings and profits, which determine the tax treatment of distributions to stockholders, will differ from income reported for financial reporting purposes due to the differences for federal income tax purposes in the treatment of loss on extinguishment of debt, revenue recognition, compensation expense and in the basis of depreciable assets and estimated useful lives used to compute depreciation.
11. Loss per Share
The following is a summary of the elements used in calculating basic and diluted loss per share (in thousands, except per share amount):

November 1, 2005
Through
December 31, 2005
Net loss	$(5,600)
Weighted average shares outstanding — basic and diluted (1)	7,972
Loss from continuing operations — basic and diluted	$(0.70)
Loss from discontinued operations — basic and diluted	(0.00)

Net loss per share — basic and diluted	$(0.70)

(1)	28 shares of unvested restricted common stock are anti-dilutive due to the net loss.
12. Minority Interests
Minority interests of unit holders in the Operating Partnership at December 31, 2005 were $62,018.
As of December 31, 2005, there were 12,365,413 units of limited partnership in the Operating Partnership (“OP Units”) outstanding, of which 8,000,374, or 64.6%, were owned by the Company and 4,365,039, or 35.4%, were owned by other partners (including certain of our directors and senior management).

13. Incentive Plan
The Company’s 2005 Long-Term Stock Incentive Plan (“2005 Incentive Plan”) provides for the grant of incentive awards to employees, directors and consultants to attract and retain qualified individuals and reward them for superior performance in achieving the Company’s business goals and enhancing stockholder value. Awards issuable under the incentive award plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, LTIP, cash performance bonuses and other incentive awards. Only employees are eligible to receive incentive stock options under the incentive award plan. The Company has reserved a total of 1,000,000 shares of common stock for issuance pursuant to the incentive award plan, subject to certain adjustments set forth in the plan. Each LTIP issued under the incentive award plan will count as one share of stock for purposes of calculating the limit on shares that may be issued under the plan and the individual award limit discussed below.
In connection with the Offering, the Company issued 345,793 vested LTIP units, 22,600 vested shares of restricted stock, and 35,500 shares of restricted stock that vested 20% on November 1, 2005 and will vest 20% on January 1, 2007, 2008, 2009, and 2010, respectively. The LTIP Units and restricted stock were valued at $17.00 per share resulting in a compensation charge of $6,384 for the period November 1, 2005 through December 31, 2005. The compensation expense associated with the unvested restricted stock is recognized over the vesting period.
No stock options, dividend equivalents, or stock appreciation rights were issued in 2005. The Company values stock options using an option pricing model in accordance with SFAS 123R.
14. 401(k) Savings Plan
The Company sponsors a 401(k) plan (the “Plan”) covering substantially all of its employees. The Plan provides for the Company to make matching as well as profit-sharing contributions. Profit-sharing contributions are made at the discretion of management and are allocated to participants based on their level of compensation. Profit-sharing contributions were not paid in 2005, 2004 or 2003. The Predecessor matched 100% of the employees’ contributions to the Plan up to a maximum of 4% of compensation in 2005, 2004 and 2003. The 401(k) matching expense for the year ended December 31, 2005, 2004 and 2003 was $146, $147, and $123, respectively.
15. Related Party Transactions
Pursuant to an engagement letter entered into on December 1, 2004, the Predecessor engaged Realty Capital International Inc., an affiliate of Richard B. Jennings, one of the Company’s directors, to provide advisory services to the Predecessor relating to the structure and terms of the Formation Transactions and the Offering. As part of this engagement, the Predecessor paid $10 in cash per month in fees for its role as adviser through the closing of the Offering. Upon the closing of the Offering, Realty Capital International Inc. receive a success fee of $545, which was equal to 0.5% of the gross offering proceeds, inclusive of the over-allotment proceeds.

Certain partners, including hospitals which may be lessors under air rights or ground leases, and members of the affiliated partnerships and limited liability companies of the Predecessor are also tenants in the properties in which they have an ownership. Total rental revenues related to these partners and members is reflected as “Rental-related party” revenue in the accompanying combined statements of operations. Tenant receivables and payables to these partners and members are reflected were $84 and $174, respectively, at December 31, 2004. These balances generally reflect cost pass through amounts. Subsequent to the Formation Transactions, OP unitholders or common stockholders of the Company who are also tenants do not qualify as related parties.
At December 31, 2004, Barclay Downs Associates, LLC had a payable of $134 to one of its Members related to an advance for capital expenditures. The amount is reflected in “Accounts payable and accrued expenses” in the accompanying balance sheet.
Effective January 2005, Copperfield MOB, LLC, as the lessor, has a master lease agreement with an entity related by common ownership. The master lease provides for a rental payment based on the unleased square footage in the building and expires in 2009. The maximum annual rental payment from the lessee related to the unleased square footage is $367. For the ten months ended October 31, 2005, rental revenue related to this lease was $289.
The Predecessor provided certain payroll, employee benefit and other administrative services for The Fork Farm, a working farm owned by the Predecessor’s founder. These services are fully reimbursed by The Fork Farm to the Predecessor at the Predecessor’s cost, which was approximately $100 annually. In addition, The Fork Farm periodically hosts events on behalf of the Company and the Predecessor and charges for such events of approximately $20 annually are reflected in “general and administrative” expenses in the consolidated and the combined statement of operations.

16. Segment Reporting
The Company defines business segments by their distinct customer base and service provided based on the financial information used by our chief operating decision maker to make resource allocation decisions and assess performance. There are two identified reportable segments: (1) property operations and (2) real estate services. Management evaluates each segment’s performance based on net operating income, which is defined as income before corporate genral and administrative expenses, depreciation, amortization, interest expense, loss on early extinguishment of debt, gain on sale of real estate property, loss on unconsolidated real estate joint ventures, and minority interests in operating partnership. Intersegment revenues and expenses are reflected at the contractually stipulated amounts and eliminated in consolidation or combination. The following table represents the segment information for the three years ended December 31, 2005:

	Company	Predecessor
	November 1, 2005 -	January 1, 2005 -	For the year ended December 31,
	December 31, 2005	October 31, 2005	2004	2003
Property operations:
Rental revenues	$7,006	$35,794	$40,440	$38,783
Interest and other income	116	878	831	840
Operating and general and administrative expenses	(2,583)	(11,122)	(11,563)	(11,262)
Intersegment expenses	(507)	(2,778)	(3,228)	(3,083)

Net operating income	$4,032	$22,772	$26,480	$25,278

Total segment assets, end of period	$303,322		$176,929	$165,018

Real estate services:
Fee revenue	$221	$1,450	$2,364	$1,360
Expense reimbursements	94	565	840	807
Interest and other income	11	1	12	9
Intersegment revenues	507	2,778	3,228	3,083
Operating and general and administrative expenses	(652)	(3,893)	(4,900)	(4,405)

Net operating income	$181	$901	$1,544	$854

Total segment assets, end of period	$5,160		$1,496	$981

Reconciliations:
Total segment revenues	$7,955	$41,466	$47,715	$44,882
Elimination of intersegment revenues	(507)	(2,778)	(3,228)	(3,083)

Total combined revenues	$7,448	$38,688	$44,487	$41,799

Segment net operating income	$4,213	$23,673	$28,024	$26,132
Corporate general and administrative expenses	(7,139)	(3,172)	(1,368)	(1,293)
Depreciation and amortization expense	(4,125)	(8,444)	(9,561)	(9,760)
Interest expense	(1,500)	(8,222)	(9,024)	(11,381)
Loss from early extinguishment of debt	(103)	—	—	—
Gain (loss) on unconsolidated real estate partnerships	3	(47)	(60)	(74)
Minority interests in operating partnership	3,054	—	—	—
Total discontinued operations	(3)	36	33	47

Net income (loss)	$(5,600)	$3,824	$8,044	$3,671

Total assets, end of period	$308,482		$178,425	$165,999

17. Quarterly Financial Information (unaudited)
The tables below reflect the Company’s selected quarterly information for the Company and the Predecessor for the years ended December 31, 2005 and 2004.

	Three Months Ended
	December 31, 2005(1)	September 30, 2005	June 30, 2005	March 31, 2005
Total revenue	$11,649	$11,498	$11,469	$11,520
Income (loss) from continuing operations before minority interests	(8,087)	834	(68)	2,458
Income (loss) from discontinued operations before minority interests	(7)	8	14	17
Income (loss) before minority interests	(8,094)	842	(54)	2,475
Net income (loss)	(5,039)	842	(54)	2,475
Net loss per share from continuing operations — basic and diluted (2)	$(0.70)	$—	$—	$—
Net loss per share from discontinued operations — basic and diluted (2)	$0.00
Net loss per share — basic and diluted (2)	$(0.70)

Weighted-average shares — basic and diluted (2)	7,972

	Three Months Ended
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Total revenue	$11,273	$10,898	$11,386	$10,930
Income (loss) from continuing operations before minority interests	2,346	561	4,356	748
Income (loss) from discontinued operations before minority interests	(14)	3	22	22
Net income	2,332	564	4,378	770

(1)	Represents consolidated operating results for the Company for the period from November 1, 2005 to December 31, 2005 and combined operating results for the Predecessor for the period October 1, 2005 to October 31, 2005. The operating results for the quarter ended December 31, 2005 may not be comparable to future expected operating results of the Company since they include various Offering-related charges.

(2)	The net loss per share-basic and diluted is for the period from November 1, 2005 to December 31, 2005. This may not be comparable to future net income (loss) per share since it includes the effect of various Offering-related charges.
18. Subsequent Events (unaudited)
On July 17, 2006, the Company sold the building known as Cabarrus Pediatrics located in Concord, North Carolina. See Note 4 to these financial statements.
On March 30, 2006, the Company acquired a portfolio consisting of two medical office buildings located in Glendale, California and one building located in Richmond, Virginia (collectively, the “Portfolio”) for approximately $36,100. The portfolio consists of approximately 163,000 square feet of medical office space. The Company assumed $5,178 of mortgage debt and the Company borrowed $30,000 from the Company’s Credit Facility.
On February 15, 2006, the Company acquired Methodist Professional Center One, located on the campus of Methodist Hospital in Indianapolis, Indiana, for approximately $39,900. The acquisition includes 171,500 square feet of medical office space and an adjacent 951 space parking deck. The acquisition was funded by the Company’s Credit Facility.

COGDELL SPENCER INC.
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2005
(in thousands)

						Cost Capitalized		Gross Amount at Which Carried at
				Initial Costs		Subsequent to		December 31, 2005
					Building and	Acquisition or				Building and			Accumulated	Date	Date
Property Name	Location	Encumbrances		Land	Improvements (A)	Development		Land		Improvements (A)		Total (B)	Depreciation	Constructed (C)	Acquired
Augusta POB I	Georgia	$—		$259	$8,431	$—		$259		$8,431		$8,690	$104	1978	2005
Augusta POB II	Georgia	—		602	10,646	33		602		10,679		11,281	132	1987	2005
Augusta POB III	Georgia	—		339	3,986	—		339		3,986		4,325	49	1994	2005
Augusta POB IV	Georgia	—		551	4,672	—		551		4,672		5,223	59	1995	2005
Our Lady of Bellefonte	Kentucky	—		—	13,938	—		—		13,938		13,938	120	1997	2005
East Jefferson Medical Office Building	Louisiana	9,773		—	12,239	8		—		12,247		12,247	131	1985	2005
Barclay Downs	North Carolina	4,550		2,084	3,363	87		2,084		3,450		5,534	56	1987	2005
Birkdale Medical Village	North Carolina	7,758		1,087	5,829	—		1,087		5,829		6,916	61	1997	2005
Birkdale Retail	North Carolina	—		142	992	6		142		998		1,140	10	2001	2005
Cabarrus POB	North Carolina	—		—	7,446	27		—		7,473		7,473	73	1997	2005
Cabarrus Pediatrics	North Carolina	(D	)	249	1,140	4		249		1,144		1,393	14	1997	2005
Copperfield Medical Mall	North Carolina	(D	)	1,380	3,147	26		1,380		3,173		4,553	39	1989	2005
Copperfield MOB	North Carolina	—		—	9,281	—		—		9,281		9,281	63	2005	2005
East Rocky Mount Kidney Center	North Carolina	—		260	1,194			260		1,194		1,454	13	2000	2005
Gaston Professional Center	North Carolina	17,358		—	21,358	446		—		21,804		21,804	244	1997	2005
Harrisburg Family Physicians Building	North Carolina	(E	)	270	509	—		270		509		779	8	1996	2005
Harrisburg Medical Mall	North Carolina	(D	)	441	2,222	—		441		2,222		2,663	28	1997	2005
Lincoln/Lakemont Family Practice Center	North Carolina	(E	)	270	1,025	—		270		1,025		1,295	17	1998	2005
Mallard Crossing Medical Park	North Carolina	—		1,256	4,626	—		1,256		4,626		5,882	70	1997	2005
Midland Medical Mall	North Carolina	(D	)	288	1,434	—		288		1,434		1,722	18	1998	2005
Mulberry Medical Park	North Carolina	1,152		—	2,283	—		—		2,283		2,283	40	1982	2005
Northcross Family Medical Practice Building	North Carolina	(E	)	270	498	—		270		498		768	8	1993	2005
Randolph Medical Park	North Carolina	(E	)	1,621	5,386	—		1,621		5,386		7,007	90	1973	2005
Rocky Mount Kidney Center	North Carolina	1,141		198	1,366	—		198		1,366		1,564	14	1990	2005
Rocky Mount Medical Park	North Carolina	7,953		982	9,854	41		982		9,895		10,877	168	1991	2005
Rowan Outpatient Surgery Center	North Carolina	3,547		399	4,666			399		4,666		5,065	37	2003	2005
Weddington Internal & Pediatric Medicine	North Carolina	(D	)	489	938	—		489		938		1,427	12	2000	2005
190 Andrews	South Carolina	—		—	2,663	—		—		2,663		2,663	31	1994	2005
Baptist Northwest	South Carolina	2,344		398	2,534	1,179		1,577		2,534		4,111	35	1986	2005
Beaufort Medical Plaza	South Carolina	5,270		—	7,399	—		—		7,399		7,399	66	1999	2005
Mt. Pleasant MOB	South Carolina	—		—	3,605	—		—		3,605		3,605	46	2001	2005
Medical Arts Center of Orangeburg	South Carolina	2,723		605	4,172	2		605		4,174		4,779	41	1984	2005
One Medical Park — HMOB	South Carolina	5,935		—	8,767	4		—		8,771		8,771	79	1984	2005
Providence MOB I	South Carolina	(F	)	—	5,002	—		—		5,002		5,002	64	1979	2005
Providence MOB II	South Carolina	(F	)	—	2,441	—		—		2,441		2,441	31	1985	2005
Providence MOB III	South Carolina	(F	)	—	5,609	—		—		5,609		5,609	72	1990	2005
River Hills Medical Plaza	South Carolina	3,161		1,428	4,202	—		1,428		4,202		5,630	35	1999	2005
Roper MOB	South Carolina	10,164		—	11,586	33		—		11,619		11,619	158	1990	2005
St. Francis Community Medical Office Building	South Carolina	(G	)	—	5,449	329		—		5,778		5,778	61	2001	2005
St. Francis Medical Plaza	South Carolina	10,689		—	8,007	—		—		8,007		8,007	55	1998	2005
St. Francis MOB	South Carolina	(G	)	—	6,007	—		—		6,007		6,007	67	1984	2005
St. Francis Women’s Center	South Carolina	(G	)	—	7,352	95		—		7,447		7,447	51	1991	2005
Three Medical Park	South Carolina	8,418		—	10,405	—		—		10,405		10,405	108	1988	2005
West Medical I	South Carolina	—		—	3,792	488		—		4,280		4,280	35	2003	2005

Total				$15,868	$241,461	$2,808	(H)	$17,047	(I)	$243,090	(J)	$260,137	$2,713

(A)	- Includes building and improvements, site improvements, furniture, fixtures, and equipment and construction in progress.

(B)	- The aggregate cost for federal income tax purposes was $295,103 as of December 31, 2005. Depreciable lives range from 3-50 years.

(C)	- Represents the year in which the property was placed in service.

(D)	- Collateral for variable rate mortgage which had a balance of $10,378 at December 31, 2005

(E)	- Collateral for variable rate mortgage which had a balance of $8,962 at December 31, 2005

(F)	- Collateral for fixed rate mortgage which had a balance of $9,206 at December 31, 2005

(G)	- Collateral for variable rate mortgage which had a balance of $9,448 at December 31, 2005

(H)	- $4 is included in Real Estate Properties, net — held for sale

(I)	- $249 is included in Real Estate Properties, net — held for sale

(J)	- $1,144 is included in Real Estate Properties, net — held for sale

COGDELL SPENCER INC.
NOTES TO SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2005
(in thousands)
A summary of activity for real estate properties and accumulated depreciation is as follows:

2005
Real estate properties:
Balance, November 1, 2005	$—
Formation Transactions	254,666
Property acquisition	2,663
Improvements	2,808

Balance, December 31, 2005	$260,137

Accumulated depreciation:
Balance, November 1, 2005	$—
Depreciation	2,713

Balance, December 31, 2005	$2,713